Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235780

PROSPECTUS SUPPLEMENT NO. 4

To Prospectus dated February 10, 2020

 9,321,593 Shares of Common Stock

This prospectus supplement no. 4 supplements the prospectus dated February 10, 2020, or the Prospectus, relating to the proposed resale or other disposition from time to time of up to 9,321,593 shares of DermTech, Inc., or the Company, common stock, $0.0001 par value per share, or the Common Stock, as follows: (i) an aggregate of up to 8,565,893 shares of Common Stock held by parties to the Registration Rights Agreement (as defined in the Prospectus), of which 3,076,925 shares of Common Stock were issued in connection with a private placement, or the PIPE Financing, consummated in connection with the Company’s Business Combination (as defined in the Prospectus); (ii) an aggregate of up to 615,385 shares of Common Stock that are issuable upon the conversion of outstanding shares of the Series A Convertible Preferred Stock of the Company that were issued to certain parties to the Registration Rights Agreement in connection with the PIPE Financing; and (iii) an aggregate of up to 140,315 shares of Common Stock underlying certain outstanding warrants, or the Warrants, that were issued in connection with the Warrant Agreement (as defined in the Prospectus) and are held by certain selling securityholders. The Company is not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of securities by the selling securityholders, except that the Company may receive up to approximately $3,227,245 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.

This prospectus supplement incorporates into the Prospectus the information contained in our attached definitive proxy statement on Schedule 14A, which was filed with the Securities and Exchange Commission on April 29, 2020.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

The selling securityholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in the Prospectus in a number of different ways and at varying prices. We provide more information about how a selling securityholder may sell its shares of Common Stock in the section titled “Plan of Distribution” appearing in the Prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “DMTK.”  On April 28, 2020, the last reported sale price of our Common Stock was $13.00 per share.

_______________________

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE
SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 27 OF PROSPECTUS SUPPLEMENT NO. 2, DATED MARCH 10, 2020, TO THE PROSPECTUS.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is April 29, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

DERMTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

DERMTECH, INC.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

April 29, 2020

To Our Stockholders:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders, or the Annual Meeting, of DermTech, Inc., or the Company, to be held at 1:30 p.m. Pacific Time on May 26, 2020. As a result of the public health and travel risks and concerns due to COVID-19, this year’s meeting will be a virtual meeting via live webcast on the internet. In order to attend the Annual Meeting, you must register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions. You will not be able to attend the Annual Meeting in person. We expect to resume in-person stockholder meetings in future years.

Details regarding the Annual Meeting, the business to be conducted at the Annual Meeting, and information about the Company that you should consider when you vote your shares are described in this proxy statement.

At the Annual Meeting, one (1) person will be elected to our Board of Directors. In addition, we will ask our stockholders to (i) approve our 2020 Equity Incentive Plan, (ii) approve our 2020 Employee Stock Purchase Plan, (iii) approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying Series B‑1 and Series B‑2 Convertible Preferred Stock issued by us pursuant to the terms of the Securities Purchase Agreement dated February 28, 2020 between the Company and the purchasers identified therein, in an amount equal to or in excess of 20% of our common stock then outstanding, (iv) approve the amendment of the Company’s certificate of incorporation to add an exclusive federal forum clause, and (v) ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote by visiting the Annual Meeting website at https://proxydocs.com/DMTK. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of DermTech, Inc. We look forward to your attendance at the Annual Meeting.

Sincerely,

/s/ John Dobak
John Dobak, M.D.
Chief Executive Officer

DERMTECH, INC.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

April 29, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME: 1:30 p.m. Pacific Time

DATE: May 26, 2020

Access: https://proxydocs.com/DMTK

This year’s Annual Meeting of Stockholders, or the Annual Meeting, of DermTech, Inc. will be a virtual meeting via live webcast on the internet. In order to attend the Annual Meeting, you must register in advance at visiting https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions. Please be sure to follow the instructions on your proxy card and subsequent instructions that will be delivered to you via email. We expect to resume in-person stockholder meetings in future years.

PURPOSES:

1	To elect one (1) director to serve a three-year term expiring in 2023;
2	To approve the DermTech, Inc. 2020 Equity Incentive Plan;
3	To approve the DermTech, Inc. 2020 Employee Stock Purchase Plan;
4

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying Series B‑1 and Series B‑2 Convertible Preferred Stock issued by us pursuant to the terms of the Securities Purchase Agreement dated February 28, 2020 between DermTech, Inc. and the purchasers identified therein, in an amount equal to or in excess of 20% of our common stock then outstanding;

5	To amend the certificate of incorporation of DermTech, Inc. to add an exclusive federal forum clause;
6	To ratify the selection of KPMG LLP as the independent registered public accounting firm of DermTech, Inc. for the fiscal year ending December 31, 2020; and
7	To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of DermTech, Inc. common stock at the close of business on March 30, 2020. Notwithstanding the foregoing, the record owners of the 2,467,724 shares of common stock issued pursuant to the Securities Purchase Agreement dated February 28, 2020 between DermTech, Inc. and the purchasers of such shares have agreed that, pursuant to applicable Nasdaq rules, they will not vote such shares with respect to Proposal 4.

If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to https://proxydocs.com/DMTK (have your proxy card in hand when you access the website);
•	Vote by telephone, by calling 866-430-8291 (have your proxy card in hand when calling);
•	Vote by mail, by returning the enclosed proxy card (signed and dated); or
•	Vote at the Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the stockholder of record that you must follow for your shares to be voted.

A list of stockholders of record will be available at the Annual Meeting and, during the ten days prior to the Annual Meeting, at our principal executive offices located at 11099 N. Torrey Pines Road, Suite 100, La Jolla, California 92037. If, as a result of the coronavirus pandemic, our offices are not generally open during the ten days prior to the Annual Meeting, stockholders may request a list of stockholders of record as of March 30, 2020, the record date for the Annual Meeting, for any purpose germane to the Annual Meeting by contacting us by mail sent to Investor Relations, DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037, or you can call us by dialing (858) 450-4222. A list of stockholders of record will be available for inspection online during the Annual Meeting at https://proxydocs.com/DMTK.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we urge you to vote by following the instructions in the Proxy Materials and submit your proxy using the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John Dobak
John Dobak, M.D.
Chief Executive Officer

DERMTECH, INC.

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

(858) 450-4222

PROXY STATEMENT FOR DERMTECH, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2020

This proxy statement, along with the accompanying Notice of 2020 Annual Meeting of Stockholders, contains information about the 2020 Annual Meeting of Stockholders of DermTech, Inc., or the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 1:30 p.m., Pacific Time, on May 26, 2020. As a result of the public health and travel risks and concerns due to COVID-19, this year’s meeting will be a virtual meeting via live webcast on the internet. In order to attend the Annual Meeting, you must register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions. You will not be able to attend the Annual Meeting in person. We expect to resume in-person stockholder meetings in future years.

In this proxy statement, we refer to DermTech, Inc. as “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors, or the Board, for use at the Annual Meeting.

On or about April 29, 2020, we will commence sending this proxy statement, the attached Notice of 2020 Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2019 annual report, which includes our financial statements for the fiscal year ended December 31, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2020

This proxy statement, the Notice of 2020 Annual Meeting of Stockholders, our form of proxy card and our 2019 annual report to stockholders are available for viewing, printing and downloading at https://proxydocs.com/DMTK. To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10‑K, which includes our financial statements, for the fiscal year ended December 31, 2019 on the website of the Securities and Exchange Commission at www.sec.gov, or in the “SEC Filings” section of the “Investor Relations” section of our website at www.dermtech.com. You may also obtain a printed copy of our Annual Report on Form 10‑K, including our financial statements, for the fiscal year ended December 31, 2019 free of charge from us by sending a written request to: Investor Relations, DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, California 92037. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders of the Company to be held on May 26, 2020 at 1:30 p.m. Pacific Time and any adjournments or postponements of the meeting, which we refer to as the Annual Meeting. This proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet and have sent you this proxy statement, the Notice of 2020 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 because you owned shares of our common stock on the record date, March 30, 2020. We intend to commence distribution of the proxy materials to stockholders on or about April 29, 2020.

Why are you holding a virtual Annual Meeting?

Due to the emerging public health impact of COVID-19 and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management, as time permits. It is the present expectation of our Board that future annual meetings will have an in-person format.

What happens if there are technical difficulties during the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support phone number that will be provided in your meeting access email.

Who can vote?

Only record owners of our common stock at the close of business on March 30, 2020 are entitled to vote at the Annual Meeting. On this record date, there were 14,899,701 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock. Notwithstanding the foregoing, the record owners of the 2,467,724 shares of common stock issued in the 2020 PIPE Financing (as defined below) have agreed that, pursuant to applicable Nasdaq rules, they will not vote such shares with respect to Proposal 4.

If on March 30, 2020 your shares of our common stock were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.

If on March 30, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How many votes do I have?

Each share of our common stock that you own entitles you to one vote.

How do I vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withheld for the nominee for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Notwithstanding the foregoing, if you have shares of common stock that are not entitled to vote on Proposal 4, any shares that are entitled to vote on Proposal 4 will be voted in the manner that you specify on the proxy on Proposal 4, and any shares that are not entitled to vote on Proposal 4 will be voted ABSTAIN on Proposal 4. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below; provided, however, that if you have shares of common stock that are not entitled to vote on Proposal 4 and you do not specify on the proxy how you want your shares to be voted on Proposal 4, any shares that are entitled to vote on Proposal 4 will be voted FOR Proposal 4 (in accordance with the Board’s recommendation), and any shares that are not entitled to vote on Proposal 4 will be voted ABSTAIN on Proposal 4. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Continental Stock Transfer & Trust Company, or you have stock certificates registered in your name, you may vote:

•

By Internet (https://proxydocs.com/DMTK). Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card and 12-digit control number(s) in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By telephone (866-430-8291). Use a touch-tone phone to transmit your voting instructions. Have your proxy card and 12-digit control number(s) in hand when you call and then follow the instructions.
•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card.
•

At the Annual Meeting. If you attend the meeting, you may vote on the Annual Meeting Website at https://proxydocs.com/DMTK. As noted elsewhere in this proxy statement, in order to attend the Annual Meeting, you must register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions. You will not be able to attend the Annual Meeting in person.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until the closing of the polls at the Annual Meeting on May 26, 2020.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominee for director (Proposal 1);
•	“FOR” the approval of our 2020 Equity Incentive Plan (Proposal 2);
•	“FOR” the approval of our 2020 Employee Stock Purchase Plan (Proposal 3);
•

“FOR” the approval, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying Series B‑1 and Series B‑2 Convertible Preferred Stock issued by us pursuant to the terms of the Securities Purchase Agreement dated February 28, 2020 between the Company and the purchasers identified therein, in an amount equal to or in excess of 20% of our common stock then outstanding (Proposal 4);

•	“FOR” the amendment to the Company’s certificate of incorporation to add an exclusive federal forum clause (Proposal 5); and
•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 6).

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at or would be brought before the Annual Meeting, other than those discussed in this proxy statement.

May I change or revoke my proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by Internet or by telephone as instructed above;
•	by notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•

by attending the Annual Meeting (having registered in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time as described elsewhere in this proxy statement) and voting at the Annual Meeting. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

Your most current vote, whether by telephone, Internet, proxy card or while attending the Annual Meeting is the vote that will be counted.

What if I receive more than one notice or proxy card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will my shares be voted if I do not vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares does not have the authority to vote your unvoted shares on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Election of Director

To be elected, the nominee for director must receive a plurality of the votes cast on this proposal. Accordingly, as this is an uncontested election, the director nominee will be elected if he receives at least one vote. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Abstentions and votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will also not be included in the vote tally for the election of the director.

Proposal 2: Approval of the DermTech, Inc. 2020 Equity Incentive Plan

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to approve the DermTech, Inc. 2020 Equity Incentive Plan. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and any abstentions will have no effect on the results of this vote.

Proposal 3: Approval of the DermTech, Inc. 2020 Employee Stock Purchase Plan

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to approve the 2020 Employee Stock Purchase Plan. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and any abstentions will have no effect on the results of this vote.

Proposal 4: Approval of Issuance of Shares of our Common Stock Underlying Series B‑1 and Series B‑2 Convertible Preferred Stock Issued in the 2020 PIPE Financing

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock underlying Series B‑1 and Series B‑2 Convertible Preferred Stock issued by us pursuant to the terms of the Securities Purchase Agreement dated February 28, 2020 between the Company and the purchasers identified therein, in an amount equal to or in excess of 20% of our common stock then outstanding. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and any abstentions will have no effect on the results of this vote.

Proposal 5: Approval of Amendment to our Certificate of Incorporation

The affirmative vote of a majority of our outstanding common stock is required to approve the amendment to our certificate of incorporation. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and any abstentions will be treated as votes against this proposal.

Proposal 6: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for 2020, the Audit Committee of our Board will reconsider its selection.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person (by means of remote communication as authorized by the Board) or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $13,000 in the aggregate.

What constitutes a quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting in person (by means of remote communication as authorized by the Board) or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

What is the Business Combination referred to in this proxy statement?

On August 29, 2019, the Company, formerly known as Constellation Alpha Capital Corp., or Constellation, and DermTech Operations, Inc., formerly known as DermTech, Inc., or DermTech Operations, consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 29, 2019, by and among the Company, DT Merger Sub, Inc., or Merger Sub, and DermTech Operations. We refer to this agreement, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of August 1, 2019, as the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub merged with and into DermTech Operations, with DermTech Operations surviving as our wholly owned subsidiary. We refer to this transaction as the Business Combination. Also, in connection with and two days prior to the completion of the Business Combination, Constellation re-domiciled out of the British Virgin Islands and continued as a company incorporated in the State of Delaware.

On August 29, 2019, immediately following the completion of the Business Combination, we amended and restated our certificate of incorporation to, among other things, change the name of the Company to DermTech, Inc. Prior to the completion of the Business Combination, the Company was a shell company. Following the Business Combination, the business of DermTech Operations is the business of the Company.

On August 29, 2019, in connection with and immediately following the completion of the Business Combination, we filed a certificate of amendment to our certificate of incorporation to effect a one-for-two reverse stock split of our common stock on August 29, 2019, or the Reverse Stock Split. As a result of the Reverse Stock Split, the number of issued and outstanding shares of our common stock immediately prior to the Reverse Stock Split was reduced into a smaller number of shares, such that every two shares of our common stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of our common stock.

Pursuant to the Merger Agreement, we issued shares of our common stock to DermTech Operations common stockholders, at an exchange ratio of approximately 1.1615 shares of our common stock for each share of DermTech Operations common stock, or the Exchange Ratio. Following the completion of the Business Combination, the Reverse Stock Split and the 2019 PIPE Financing (as defined below), there were 11,964,288 shares of our common stock outstanding. Immediately following the completion of the Business Combination, the Reverse Stock Split and the 2019 PIPE Financing, (i) the former DermTech Operations stockholders owned approximately 72.82% of the issued and outstanding shares of common stock of the Company, or 8,712,173 shares, and (ii) the Company’s stockholders immediately prior to the completion of the 2019 PIPE Financing, the Business Combination and the Reverse Stock Split (who remained stockholders immediately following the 2019 PIPE Financing and Business Combination) owned approximately 5.74% of the issued and outstanding common stock of the Company, or 686,215 shares.

Attending the Annual Meeting

This year, our Annual Meeting will be held at 1:30 p.m., Pacific Time, on May 26, 2020, in a virtual meeting format only. In order to attend the Annual Meeting, you must register in advance at https://proxydocs.com/DMTK prior to the deadline of May 21, 2020 at 2:00 p.m. Pacific Time.  Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and submit questions. Please be sure to follow the instructions on your proxy card and subsequent instructions that will be delivered to you via email.

Householding of Annual Disclosure Documents

Securities and Exchange Commission, or SEC, rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Continental Stock Transfer & Trust Company, by calling them at (212) 509-4000.

If you do not wish to participate in householding and would like to receive your own Notice or, if applicable, set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another Company stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•

If your Company shares are registered in your own name, please contact our transfer agent, Continental Stock Transfer & Trust Company, and inform them of your request by calling them at 1-212-509-4000 or writing them at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004.

•

If a broker or other nominee holds your Company shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of our common stock as of April 1, 2020, by (i) those persons who are known by us to be the beneficial owner(s) of more than five percent of our common stock, (ii) each of our directors and named executive officers and (iii) all of our current directors and executive officers as a group. The share numbers in the table and in the footnotes thereto, as well as the share numbers discussed in this section below, reflect the effects of the Reverse Stock Split and the Exchange Ratio.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 1, 2020, such as through the exercise of stock options, warrants or other rights or the vesting of restricted stock units. Unless otherwise indicated in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The percentage of shares beneficially owned is computed on the basis of 14,899,701 shares of our common stock outstanding as of April 1, 2020. Shares of our common stock that the entity, person, or group has the right to acquire within 60 days of April 1, 2020, including common stock subject to (i) stock options exercisable within 60 days of April 1, 2020, (ii) warrants exercisable within 60 days of April 1, 2020, (iii) restricted stock units vesting within 60 days of April 1, 2020, and (iv) preferred stock convertible within 60 days of April 1, 2020, are in each case deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address of each beneficial owner listed is c/o DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
5% or Greater Stockholders
Entities and persons affiliated with Gary Jacobs(1)	1,336,348	8.95%
Irwin & Joan Jacobs Trust 6-2-80(2)	1,850,366	12.35%
Entities affiliated with RTW Investments LP(3)	2,690,166	17.98%
Entities affiliated with Farallon Capital Management, L.L.C.(4)	1,216,840	7.84%
Named Executive Officers and Directors
Matthew Posard(5)	44,965	*
Gary Jacobs(1)	1,336,348	8.95%
Scott Pancoast(6)	47,347	*
Herm Rosenman(7)	35,224	*
Cynthia Collins(8)	25,483	*
Gene Salkind(9)	191,045	1.28%
John Dobak(10)	457,039	3.06%
Steven Kemper(11)	102,859	*
Burkhard Jansen(12)	97,197	*
Enrico Picozza(13)	6,000	*
Todd Wood(14)	138,873	*
All current directors and executive officers as a group (13 persons)(15)	2,482,600	16.48%

*	Indicates beneficial ownership of less than 1%.

(1)

Consists of (i) 797,978 shares of common stock held by Jacobs Investment Company LLC, (ii) 509,211 shares of common stock held by Gary Jacobs, 22,535 shares of common stock that may be acquired pursuant to the exercise of stock options held by Gary Jacobs within 60 days after April 1, 2020 and 6,000 shares of restricted stock units held by Gary Jacobs that vest within 60 days after April 1, 2020 and (iii) 624 shares of common stock held by Gary & Jerri-Ann Trustee. Gary Jacobs has the power to direct the vote and disposition of the common stock held by Jacobs Investment Company LLC and Gary & Jerri-Ann Trustee. Accordingly, Gary Jacobs may be deemed to be the beneficial owner of such shares.

(2)

Consists of 1,766,502 shares of common stock and 83,864 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after April 1, 2020. Irwin Jacobs and Joan Jacobs have the power to direct the vote and disposition of the common stock held by Irwin & Joan Jacobs Trust 6-2-80. Accordingly, Irwin Jacobs and Joan Jacobs may be deemed to be the beneficial owners of such shares.

(3)

Consists of 2,627,268 shares of common stock beneficially owned by RTW Investments, LP and 62,898 shares of common stock that may be acquired pursuant to the exercise of warrants beneficially owned by RTW Investments, LP. RTW Investments, LP has the power to direct the vote and disposition of securities held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited. Accordingly, RTW Investments, LP may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D. has the power to direct the vote and disposition of the securities held by RTW Investments, LP. Dr. Wong is the managing partner of RTW Investments GP, LLC, which is the managing partner of RTW Investments, LP. Dr. Wong disclaims beneficial ownership of the shares held by RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., and RTW Venture Fund Limited, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP and Dr. Wong is 412 West 15th Street, Floor 9, New York, New York 10011.

(4)

Consists of shares held by eight limited partnerships for which Farallon Capital Management, L.L.C. is the registered investment advisor, including (i) 9,025 shares of common stock held by Farallon Capital (AM) Investors, L.P., or FCAMI, and 9,225 shares of common stock issuable upon the conversion of 18.45 shares of Series A Convertible Preferred Stock held by FCAMI within 60 days after April 1, 2020, (ii) 24,125 shares of common stock held by Farallon Capital F5 Master I, L.P., or F5MI, and 24,625 shares of common stock issuable upon the conversion of 49.25 shares of Series A Convertible Preferred Stock held by F5MI within 60 days after April 1, 2020, (iii) 148,900 shares of common stock held by Farallon Capital Institutional Partners, L.P., or FCIP, and 152,300 shares of common stock issuable upon the conversion of 304.60 shares of Series A Convertible Preferred Stock held by FCIP within 60 days after April 1, 2020, (iv) 30,075 shares of common stock held by Farallon Capital Institutional Partners II, L.P., or FCIP II, and 30,775 shares of common stock issuable upon the conversion of 61.55 shares of Series A Convertible Preferred Stock held by FCIP II within 60 days after April 1, 2020, (v) 16,625 shares of common stock held by Farallon Capital Institutional Partners III, L.P., or FCIP III, and 16,925 shares of common stock issuable upon the conversion of 33.85 shares of Series A Convertible Preferred Stock held by FCIP III within 60 days after April 1, 2020, (vi) 243,305 shares of common stock held by Farallon Capital Offshore Investors II, L.P., or FCOI II, and 249,235 shares of common stock issuable upon the conversion of 498.47 shares of Series A Convertible Preferred Stock held by FCOI II within 60 days after April 1, 2020, (vii) 106,725 shares of common stock held by Farallon Capital Partners, L.P., or FCP, and 109,225 shares of common stock issuable upon the conversion of 218.45 shares of Series A Convertible Preferred Stock held by FCP within 60 days after April 1, 2020, and (viii) 22,675 shares of common stock held by Four Crossings Institutional Partners V, L.P., or FCIP V, and 23,075 shares of common stock issuable upon the conversion of 46.15 shares of Series A Convertible Preferred Stock held by FCIP V within 60 days after April 1, 2020. Farallon Partners, L.L.C., or FPLLC, as the general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI, or the FPLLC Entities, may be deemed to beneficially own such shares of common stock held by or issuable to each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of F5MI, may be deemed to beneficially own such shares of common stock held by or issuable to F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of FCIP V, may be deemed to beneficially own such shares of common stock held by or issuable to FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly, or the Farallon Managing Members, as a (i) managing member of FPLLC, (ii) authorized signatory of F5MI GP, or (iii) manager or senior manager, as the case may be, of FCIP V GP, in each case with the power to exercise investment discretion with respect to the shares that may be deemed to be beneficially owned by FPLLC, F5MI GP or FCIP V GP, may be deemed to beneficially own such shares of common stock held by or issuable to the FCPLLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares of common stock. The address for each of the entities and individuals identified in this footnote is One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(5)

Consists of 29,263 shares of common stock, 9,702 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020 and 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.

(6)

Consists of 38,514 shares of common stock, 2,833 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020 and 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.

(7)	Consists of 29,224 shares of common stock and 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.

(8)	Consists of 19,483 shares of common stock and 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.
(9)

Consists of 173,154 shares of common stock, 11,891 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020 and 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.

(10)

Consists of 439,280 shares of common stock, 9,219 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after April 1, 2020 and 8,540 shares that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020.

(11)	Consists of 89,758 shares of common stock and 13,101 shares of common stock that may be acquired pursuant to the exercise of common stock warrants within 60 days after April 1, 2020.
(12)	Consists of 71,165 shares of common stock and 26,032 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020.
(13)	Consists of 6,000 shares of common stock underlying restricted stock units vesting within 60 days after April 1, 2020.
(14)	Consists of 136,373 shares of common stock and 2,500 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days after April 1, 2020.
(15)

Includes (i) the shares described in footnote 1, footnotes 5 through 10 and footnotes 12 through 14, (ii) 71,047 shares of common stock held by Zuxu Yao and 28,592 shares of common stock that may be acquired pursuant to the exercise of stock options held by Zuxu Yao within 60 days after April 1, 2020, and (iii) 3,440 shares of common stock that may be acquired pursuant to the exercise of stock options held by Kevin Sun within 60 days after April 1, 2020. Claudia Ibarra is not the beneficial owner of any shares of the Company that may be acquired within 60 days after April 1, 2020.

DELINQUENT SECTION 16(a) REPORTS

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis, with the exception of (i) a Form 3 filed by Kevin Sun on September 25, 2019 after he became the Chief Financial Officer of the Company on September 12, 2019, (ii) a Form 3 filed by Joan Jacobs on October 17, 2019 with respect to certain warrants assumed by the Company in connection with the Business Combination on August 29, 2019, (iii) an amended Form 3 filed by the Irwin & Joan Jacobs Trust Dated 6-2-80 on October 17, 2019 to correct an original Form 3 filed on September 9, 2019 which inadvertently omitted warrants assumed by the Company in connection with the Business Combination on August 29, 2019, and (iv) an amended Form 3 filed by Irwin Jacobs on October 17, 2019 to correct an original Form 3 filed on September 9, 2019 which inadvertently omitted warrants assumed by the Company in connection with the Business Combination.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our certificate of incorporation and bylaws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election.  One class is elected at each annual meeting of stockholders to serve for a three-year term.  Our Board currently consists of eight members with no vacancies, classified into three classes as follows:

•	our Class I directors are Cynthia Collins, Matthew Posard and Enrico Picozza and their terms will expire at the annual meeting of stockholders in 2022;
•	our Class II directors are John Dobak, Gary Jacobs and Herm Rosenman and their terms will expire at the annual meeting of stockholders in 2021; and
•	our Class III directors are Scott Pancoast and Gene Salkind and their terms will expire at the annual meeting of stockholders in 2020.

Our Board of Directors has voted to nominate Scott Pancoast for election at the Annual Meeting for a term of three years to serve until the 2023 annual meeting of stockholders and until the election and qualification of his successor or his earlier death, resignation or removal. Gene Salkind, M.D.’s term as a director will expire at the Annual Meeting and our Board is not nominating a candidate to fill the vacancy in this election cycle. Accordingly, the board seat currently held by Gene Salkind, M.D. will remain vacant following the Annual Meeting until filled by our Board in accordance with our certificate of incorporation and bylaws.

Set forth below are the names of the director nominated for re-election this year and those directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years.  Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s)
John Dobak, M.D.	54	Chief Executive Officer and Class II Director
Matthew Posard	52	Chairman of the Board and Class I Director
Cynthia Collins	61	Class I Director
Gary Jacobs	62	Class II Director
Scott Pancoast	61	Class III Director
Enrico Picozza	60	Class I Director
Herm Rosenman	72	Class II Director

Nominee for Election as Class III Director

Scott Pancoast has served on our Board since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between 2012 and August 2019. Mr. Pancoast is the founder of Zylö Therapeutics Inc., a company developing an innovative sustained topical drug-delivery system, and he has served as Chief Executive Officer and as a board member from October 2017 to present. From November 2014 to October 2017, Mr. Pancoast served as President of Rutledge Investment Group, a real estate-focused entity. From 2005 until 2014, Mr. Pancoast served as Chief Executive Officer and as a board member of Lpath Inc., a public biotechnology company that generated lipodomic-based therapeutic antibodies. Mr. Pancoast has served as the chief executive officer or interim chief executive officer of eight start-up companies, as the chief financial officer for a public company, and as a director of over 15 companies, including four public companies. Mr. Pancoast holds a B.A. in economics from the University of Virginia and an M.B.A. from Harvard Business School. Mr. Pancoast is qualified to serve on our Board because of his wide-ranging experience serving as the chief executive officer and as a director for multiple companies, including start-up companies and public companies.

Continuing Directors

John Dobak, M.D. has served on our Board since the completion of the Business Combination in August 2019 and served on DermTech Operations’ board of directors between June 2012 and August 2019. Dr. Dobak has served as our Chief Executive Officer since the completion of the Business Combination in August 2019 and served as Chief Executive Officer of DermTech Operations between June 2012 and August 2019. From 2006 until 2011, Dr. Dobak served as the founder and Chief Executive Officer of Lithera, Inc., a pharmaceutical company developing an injectable product for dermatology. Dr. Dobak is the founder and President of the JAKK Group, a life sciences technology accelerator, which has created several companies including Lithera, Inc., INNERCOOL Therapies, Inc., CryoGen, Inc., and CryoCor, Inc. Dr. Dobak’s companies have developed and marketed therapeutics devices for endovascular hypothermia, cryosurgical cardiac catheters, and endometrial ablation. Dr. Dobak received a Bachelor’s Degree from the University of California, Los Angeles and a Medical Doctorate from the University of California, San Diego. Dr. Dobak is qualified to serve on our Board because of his service as DermTech Operations’ Chief Executive Officer, his service as a member of DermTech Operations’ board of directors and his experience founding and operating multiple companies in the life sciences industry.

Matthew L. Posard has served as Chairman of our Board since the completion of the Business Combination in August 2019, served on DermTech Operations’ board of directors between 2016 and August 2019 and served as Chairman of DermTech Operations’ board of directors between June 2019 and August 2019. Mr. Posard currently serves as Founding Partner at Explore-DNA, a Life Sciences and Diagnostics consulting firm. Mr. Posard served as the President and Chief Commercial Officer of GenePeeks from February 2017 to April 2018 and as Executive Vice President and Chief Commercial Officer at Trovagene from March 2015 to April 2016. Mr. Posard also held multiple executive leadership roles at Illumina, Inc. from 2006 to 2015. Mr. Posard is currently on the boards of Halozyme Therapeutics (Nasdaq:HALO), Talis BioMedical and Nautilus Bio and is Executive Chairman of Stemson Therapeutics and GALT, Inc. Mr. Posard holds a bachelor’s degree in Management Science from the University of California, San Diego. Mr. Posard is qualified to serve on our Board because of his extensive experience as an executive and serving on various boards of directors of companies in the life sciences industry, including DermTech Operations’.

Cynthia Collins has served on our Board since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between July 2018 and August 2019. Ms. Collins has served as Chief Executive Officer of Editas Medicine, Inc. (Nasdaq:EDIT) since March 2019 and has served as a member of the board of directors of Editas Medicine since December 2018. Ms. Collins served as Chief Executive Officer of Human Longevity Inc. from January 2017 to December 2017. Before that, Ms. Collins served as the Chief Executive Officer and General Manager of General Electric’s Healthcare Cell Therapy and Lab Businesses from April 2015 to December 2016, and as Chief Executive Officer of General Electric’s Clarient Diagnostics, Inc. division from October 2013 to April 2015. Prior to that, Ms. Collins served as CEO of GenVec, Inc., a public vaccine and gene therapy company, from May 2012 to September 2013. Before that, she served as Group Vice President, Cellular Analysis Business of Beckman Coulter from 2007 to 2011 with responsibility for its Hematology, Flow Cytometry, and Hemostasis businesses. Prior to that, she served as CEO of Sequoia Pharmaceuticals, Inc., a company developing HIV and HCV therapeutics. Ms. Collins is currently a member of the board of directors of ARM Foundation for Cell and Gene Medicine, Triumvira Immunologics, Inc. and Biocare Medical, LLC. Ms. Collins received her BS degree in Microbiology from the University of Illinois, Urbana and her MBA from The University of Chicago Booth School of Business. Ms. Collins is qualified to serve on our Board because of her broad experience serving as the chief executive officer for a variety of companies in the life sciences industry and her experience serving on numerous boards of directors.

Gary Jacobs has served on our Board since the completion of the Business Combination in August 2019, on DermTech Operations’ board of directors between 2006 and August 2019 and as Chairman of the DermTech Operations board of directors between 2006 and June 2019. Since 1997, Mr. Jacobs has served as Managing Member of Jacobs Investment Company, LLC, an investment firm. Since 2004, Mr. Jacobs has served on the board of Next Generation Technologies, Inc., a bio-technology incubator specializing in bio-tech and medical devices. Since 2009, Mr. Jacobs has served on the board of Bio2 Technologies, Inc., a medical device company specializing in fiber bonding for biocompatible materials. From 2012 to 2019, Mr. Jacobs served on the board of Motus GI Medical Technologies Ltd., a public medical device company that develops endoscopy devices. Since 2012, Mr. Jacobs has served as chairman of NGT3 - New Generation Technology, a bio-technology incubator specializing in bio-tech and medical devices. Since 2008, Mr. Jacobs has served on the board of Medical Surgical Technologies, Ltd., another medical device company that develops laparoscopy manipulator systems. Mr. Jacobs is an active investor and philanthropist and is Chairman of the Board of Trustees of High Tech High, or HTH, as well as a board member of the HTH Graduate School of Education. He serves as Chairman of the Board of JCC Association of North America and serves on the board of the Lawrence Family Jewish Community Center. Mr. Jacobs also chairs the Dean’s Advisory Council for the Social Sciences at University of California, San Diego, and is a member of the UCSD Athletic Board and UCSD Foundation Board. Mr. Jacobs received his Bachelor of Arts degree in Management Science from the University of California, San Diego. Mr. Jacobs is qualified to serve on our Board because of his considerable experience serving on multiple other boards of directors, including as Chairman of DermTech Operations’ board for thirteen years.

Enrico Picozza has served on our Board since the completion of the Business Combination in August 2019. Since 2011, Mr. Picozza has served as partner of HLM Venture Partners, a venture firm that invests in tech-enabled healthcare services, healthcare information technology, and medical device and diagnostics companies. From 2018 to present, Mr. Picozza has served as chairman of the board of RubiconMD, Inc., an eConsult platform focused on eliminating unnecessary visits to specialists and providing better care and cost saving to patients and health systems. From 2016 to present, Mr. Picozza has served on the board of mPulse Mobile, Inc., a provider of conversational artificial intelligence solutions for the healthcare industry. From 2016 to present, Mr. Picozza has also served on the board of Able To, Inc., a provider of virtual behavioral healthcare. Mr. Picozza also currently serves on the council of advisors of BioAccel, a non-profit organization. From 2015 to 2018, Mr. Picozza served on the board of Aventura HQ, Inc., a developer of a software solution designed to simplify usability of electronic medical records in hospital settings. From 2016 to 2018, Mr. Picozza served on the board of Spinal Kinetics, Inc., a provider of freedom of motion spinal disk implants. From 2015 to 2017, Mr. Picozza served as chairman of the board of Vericare Management, Inc., a provider of behavioral health services and drug management, which merged with Medoptions, Inc. in 2016. From 2015 to 2017, Mr. Picozza also served on the board of Medicalis Corporation, a provider of a decision support platform designed to streamline the radiology approval process. From 2015 to 2016, Mr. Picozza served on the board of Transcend Medical, makers of an implantable device to help regulate interocular pressure for patients with glaucoma. Mr. Picozza has extensive management experience, including his experience in various leadership roles he held at Applied Biosystems, Inc. and PerkinElmer, Inc., where he was involved in the development and commercialization of polymerase chain reaction technology, and as a co-founder of HTS Biosystems, Inc., which was sold to Biacore International AB in 2005. Mr. Picozza is the inventor on several patents, the author of numerous scientific papers and a frequent domestic and international speaker. Mr. Picozza received his Bachelor of Science from the University of Connecticut in 1984 and attended the University of Connecticut for post-graduate studies while working at PerkinElmer, Inc. Mr. Picozza is qualified to serve on our Board because of his considerable experience serving as an officer and as a director of multiple life sciences companies.

Herm Rosenman has served on our Board since the completion of the Business Combination in August 2019 and on DermTech Operations’ board of directors between February 2017 and August 2019. Additionally, Mr. Rosenman served as Natera’s Chief Financial Officer from February 2014 to January 2017 and has served on its board of directors since February 2017. Prior to Natera, Mr. Rosenman served as senior vice president of finance and Chief Financial Officer at Gen-Probe Incorporated, or Gen-Probe, a developer, manufacturer and marketer of diagnostic and screening products using nucleic acid probes, from June 2001 to October 2012, when Gen-Probe was acquired by Hologic, Inc., a diagnostic products, medical imaging systems, and surgical products company. From August 2012 to February 2014, Mr. Rosenman focused on his board memberships. Mr. Rosenman has served on the board of directors of each of Oxford Immunotec Global PLC, a commercial-stage diagnostics company and of Vivus, Inc., a biopharmaceutical company, since 2013. Mr. Rosenman also previously served on the board of directors of Medistem, Inc., a stem cell therapy company, ARYx Therapeutics Inc., a private drug discovery and development company, Infinity Pharmaceuticals, Inc., a drug discovery and development company, Biofire Diagnostics and a number of privately held companies. Mr. Rosenman holds a B.B.A. in accounting and finance from Pace University and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Rosenman is qualified to serve on our Board because of his experience serving as the chief financial officer and as a director of multiple life sciences companies.

Committees of the Board of Directors and Meetings

Meeting Attendance. Following the Business Combination, our Board met two times during the fiscal year ended December 31, 2019. No director attended fewer than 75% of the total number of meetings of our Board and of committees of our Board on which he or she served during the fiscal year ended December 31, 2019. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each annual meeting of our stockholders. None of the members of our Board attended the 2019 annual meeting of shareholders of Constellation, which was held prior to the Business Combination.

Audit Committee. Following the Business Combination, our Audit Committee met two times during the fiscal year ended December 31, 2019. This committee currently has three members, Cynthia Collins, Scott Pancoast, and Herm Rosenman (Chair). Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the SEC, and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Rosenman is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.dermtech.com.

Compensation Committee. Following the Business Combination, our Compensation Committee met three times during the fiscal year ended December 31, 2019. This committee currently has three members, Gary Jacobs, Herm Rosenman and Scott Pancoast (Chair). Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our Amended and Restated 2010 Stock Plan. The Compensation Committee is responsible for recommending to the Board the compensation of our chief executive officer, and conducts its decision making process with respect to such compensation without the chief executive officer present. Our chief executive officer meets with the Compensation Committee to discuss compensation-related matters regarding our executive officers other than himself. Also, the Compensation Committee is also responsible for approving the compensation of our directors and employees, including executive officers other than our chief executive officer. All members of the Compensation Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market.

In establishing compensation amounts for executives, the Compensation Committee seeks to (i) enhance the profitability of the Company and increase stockholder value, (ii) reward executives for their contribution to the Company’s growth and profitability, (iii) recognize individual initiative, leadership, achievement, and other contributions and (iv) provide competitive compensation that will attract and retain qualified executives. The Compensation Committee may delegate authority to one or more subcommittees of the Compensation Committee, each such subcommittee to consist of at least two members of the Compensation Committee. In addition, the Compensation Committee may, to the extent consistent with applicable law and the provisions of a given equity-based plan, delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company who are not directors or executive officers of the Company.

The Compensation Committee has engaged for fiscal year 2020 the services of Radford, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of our executive and director compensation program. Radford has not provided any services to the Company other than executive and director compensation consulting services. Radford performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management relating to compensation or other human resources related services except as it may relate to performing such services. Radford assists the Compensation Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. Radford also assists the Compensation Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of Radford pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest exists that would prevent Radford from independently representing the Compensation Committee.

For fiscal year 2019, the Compensation Committee engaged the services of Anderson Pay Advisors, LLC, a local executive compensation consulting firm, to review and provide recommendations concerning all of the components of our executive and director compensation program. Anderson Pay Advisors, LLC did not provide any services to the Company other than executive and director compensation consulting services. Anderson Pay Advisors, LLC performed services solely on behalf of the Compensation Committee and had no relationship with the Company or management relating to compensation or other human resources related services except as was related to performing such services. Anderson Pay Advisors, LLC assisted the Compensation Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. Anderson Pay Advisors, LLC also assisted the Compensation Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee assessed the independence of Anderson Pay Advisors, LLC pursuant to SEC rules and the corporate governance rules of The Nasdaq Stock Market and concluded that no conflict of interest existed that would have prevented Anderson Pay Advisors, LLC from independently representing the Compensation Committee.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.dermtech.com.

Nominating and Corporate Governance Committee. Following the Business Combination, our Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2019. This committee currently has three members, Matthew Posard, Gary Jacobs, and Cynthia Collins (Chair). Our Board has determined that all members of the Nominating and Corporate Governance Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market. The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating and Corporate Governance Committee’s written charter and include:

•	evaluating and making recommendations to the full Board as to the composition, organization and governance of our Board and its committees,
•	evaluating and making recommendations as to director candidates
•	evaluating current Board members’ performance,
•	overseeing the process for CEO and other executive officer succession planning, and
•	developing and recommending governance guidelines for the Company.

Generally, our Nominating and Corporate Governance Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources.  Once identified, the Nominating and Corporate Governance Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to our Nominating and Corporate Governance Committee’s written charter.  Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on our Board, and concern for the long-term interests of our stockholders.  Our Nominating and Corporate Governance Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees.  However, the Nominating and Corporate Governance Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our Board and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to our Board, it must follow the procedures described in our bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.  In general, persons recommended by stockholders will be considered in accordance with our Policy on Stockholder Recommendation of Candidates for Election as Directors appended to our Nominating Committee’s written charter.  Any such recommendation should be made in writing to the Nominating and Corporate Governance Committee, care of our Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;
•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in the Company’s securities;
•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and
•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;
•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;
•	certain information about any other security holder of the Company who supports the proposed nominee;
•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and
•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our website at www.dermtech.com.

Director Independence

Our common stock is listed on the Nasdaq Capital Market. Under the rules of The Nasdaq Stock Market, or Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committee be independent. Audit committee and compensation committee members must also satisfy the enhanced independence criteria set forth in Rules 10A-3 and 10C-1 under the Exchange Act, respectively, and corresponding Nasdaq rules.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Cynthia Collins, Gary Jacobs, Scott Pancoast, Enrico Picozza, Matthew Posard, Herm Rosenman and Gene Salkind, M.D. are independent directors within the meaning of applicable Nasdaq rules, and that each member of our audit committee and compensation committee satisfies the enhanced independence requirements of applicable Nasdaq and SEC rules. In making this determination, the current and prior relationships of each non-employee director with the Company and all other facts and circumstances deemed relevant were considered, including their beneficial ownership of our capital stock and any related party relationships involving the Company and any such director, as described under “Certain Relationships and Related Person Transactions” below. The Board has determined that John Dobak, M.D. is not independent because he is an employee of the Company.

There are no family relationships between any director, director nominee or executive officer of the Company, and there are no arrangements or understandings between any director or director nominee and any other person pursuant to which such director or nominee was selected as a director or nominee.

Board Leadership Structure

Our corporate governance practices do not require a particular board leadership structure. Our Board is given the flexibility to select its chairperson and our chief executive officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the positions of chairperson and Chief Executive Officer may be filled by either one individual or two individuals. At present, the Board has elected to separate the positions of Chairman and Chief Executive Officer. John Dobak serves as our Chief Executive Officer and as a member of our Board. Matthew Posard serves as the Chairman of our Board. The Board believes that this structure serves us well by maintaining a link between management, through John Dobak’s membership on the Board, and the non-executive directors led by Matthew Posard in his role as a non-executive Chairman.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures facing the Company and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether such practices are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at investorrelations@dermtech.com. However, any stockholders who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, California 92037. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers and their respective ages as of April 1, 2020.

Name	Age	Position(s)
Executive Officers
John Dobak, M.D.*	54	Chief Executive Officer and Class II Director
Kevin Sun, MBA	42	Chief Financial Officer, Treasurer and Secretary
Claudia Ibarra	57	Chief Operating Officer
Burkhard Jansen, M.D.	54	Chief Medical Officer
Todd Wood	51	Chief Commercial Officer
Zuxu Yao Ph.D.	57	Chief Scientific Officer

*	John Dobak, M.D. is a member of our Board. See “Management and Corporate Governance – The Board of Directors” within this proxy statement for more information about Dr. Dobak.

Kevin Sun has served as our Chief Financial Officer, Treasurer and Secretary since September 2019. Mr. Sun joined DermTech Operations in August 2019 and served in the role of Vice President, Finance. From June 2008 to November 2018, Mr. Sun served in various management and executive roles for Dexcom, Inc. including most recently as Vice President, Corporate Controller and Treasury from November 2017 to November 2018, as Interim Chief Financial Officer from April 2017 to September 2017, as Vice President, Finance from February 2016 to November 2017, and as Senior Director, Finance from March 2014 to February 2016. Prior to Dexcom, Mr. Sun held various roles of increasing responsibility at Biosite Incorporated from 2004 to 2008, most recently as Senior Manager, Financial Planning and Analysis. Mr. Sun holds a B.S. in Business with a dual major in Accounting and Finance, a minor in Psychology, a Masters in Strategic Management and an MBA from the Kelley School of Business at Indiana University.

Claudia Ibarra joined us in October 2019 as our Chief Operating Officer and, following a transition period, assumed day-to-day leadership of our operations function in March 2020.  Ms. Ibarra has over 25 years of experience in clinical laboratory operations, in the areas of oncology, immunology and molecular biology. From February 2012 through October 2019, Ms. Ibarra served in various management roles for Exagen Inc., including most recently as Senior Vice President of Laboratory Operations. From March 2006 through February 2012, Ms. Ibarra served in various roles of increasing responsibility at Genoptix, Inc., most recently as the Director of the Molecular Oncology Laboratory and the Molecular Genetic Training Program Coordinator. Ms. Ibarra also has experience at other reference clinical laboratories focused on immunology and solid tumors. Ms. Ibarra holds a degree in Biochemistry with specialization in clinical laboratory science from the University of Buenos Aires, Argentina and a California License as Clinical Laboratory Scientist.

Burkhard Jansen, M.D. has served as our Chief Medical Officer since the completion of the Business Combination in August 2019 and served as Chief Medical Officer of DermTech Operations between January 2017 and August 2019. From October 2015 to January 2017, Dr. Jansen served as Vice President of Clinical Development of DermTech Operations, and from June 2013 to October 2015, he served as a consulting expert to DermTech Operations in dermatology, medical affairs and clinical trials. Dr. Jansen has served as founder, director, and senior executive of a number of dermatology and oncology focused life sciences companies, including Novelix, Avienne, and Oncogenex in the US, Canada, and Europe. Dr. Jansen received his medical doctorate and dermatology training from the Universities of Graz and Vienna in Austria, his postdoctoral science training at the University of Minnesota, and his executive business education at UCLA.

Todd Wood has served as our Chief Commercial Officer since the completion of the Business Combination in August 2019 and served as Chief Commercial Officer of DermTech Operations between January 2019 and August 2019. From March 2018 to December 2018, Mr. Wood served as Vice President Global Sales for Obalon Therapeutics, a medical device company. Prior to that Mr. Wood served in a variety of executive roles at Allergan including Vice President US Medical Dermatology Sales from June 2016 through March 2018 and as Vice President US Eye Care Sales from March 2013 to June 2016. Mr. Wood received a bachelor’s degree from Grand Valley State University.

Zuxu Yao, Ph.D. has served as our Chief Scientific Officer since the completion of the Business Combination in August 2019 and served as Chief Scientific Officer of DermTech Operations between January 2017 and August 2019. Prior to that, Dr. Yao served as DermTech Operations’ Vice President Assay Development between November 2014 and June 2017. From April 2012 to October 2014, Dr. Yao served as Vice President Assay Development at Nexogen, Inc. Dr. Yao received his bachelor’s degree in Microbiology from Xiamen University in China, his master’s degree in animal sciences from Wageningen University in the Netherlands and his Ph.D. in biology from Memorial University of Newfoundland, Newfoundland, Canada.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table lists the names and current positions (or former position, as applicable) of the individuals collectively referred to as our named executive officers. Our named executive officers are comprised of all individuals serving or having served as our principal executive officer or acting in a similar capacity during 2019, regardless of compensation level and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of 2019. In addition, up to two former executive officers who would have been among the two most highly compensated executive officers other than our principal executive officer except for the fact that they were not serving as executive officers of the Company as of the end of 2019 are required to be named executive officers.

Name	Title
John Dobak	Chief Executive Officer
Burkhard Jansen	Chief Medical Officer
Todd Wood	Chief Commercial Officer
Steve Kemper	Former Chief Financial Officer

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
John Dobak	2019	358,263		107,479	123,715	(2)	186,063	(3)	747,349	(4)(5)	1,522,869
Chief Executive Officer	2018	349,525		68,158	280,381	(6)	—		10,168		708,232
Burkhard Jansen	2019	275,706		55,141	33,902	(2)	27,131	(3)	88,949	(4)	480,829
Chief Medical Officer	2018	270,300		35,139	76,540	(6)	—		—		381,979
Todd Wood	2019	265,625		104,336	—		146,064	(3)	320,592	(4)	836,617
Chief Commercial Officer
Steven Kemper	2019	287,809	(7)	—	60,465	(2)	50,921	(3)	192,662	(4)(8)	591,857
Former Chief Financial Officer	2018	271,625		35,311	136,207	(6)	—		18,000		461,143

(1)	Amounts reported represent bonus amounts paid in the discretion of the Board or our Compensation Committee.
(2)

Amounts reported represent the aggregate incremental fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, resulting from the acceleration of vesting of such stock awards in connection with the Business Combination (the “Incremental Stock Award Acceleration Fair Value”).

(3)

Amounts reported represent (i) the aggregate fair value of option awards computed as of the issuance date of each option award in accordance with FASB ASC Topic 718, in the amounts of: (a) Dr. Dobak $100,347, (b) Dr. Jansen $19,748, (c) Mr. Wood $99,761 and (d) Mr. Kemper $27,462; plus (ii) the aggregate incremental fair value of option awards computed in accordance with FASB ASC Topic 718 resulting from the acceleration of vesting of such option awards in connection with the Business Combination (the Incremental Option Award Acceleration Fair Value), in the amounts of: (a) Dr. Dobak $85,716, (b) Dr. Jansen $7,383, (c) Mr. Wood $46,303 and (d) Mr. Kemper $23,458.

(4)

Of the total amounts of All Other Compensation in 2019 for each of our named executive officers, amounts attributable to the value of acceleration of vesting of stock awards and option awards in connection with the Business Combination are as follows: (i) Dr. Dobak $740,754, (ii) Dr. Jansen $88,949, (iii) Mr. Wood $320,592 and (iv) Mr. Kemper $192,662. Such amounts included in the All Other Compensation column represent: (a) the product of (1) the number of shares of common stock underlying stock awards and option awards held by such named executive officer with respect to which vesting accelerated in connection with the Business Combination and (2) $6.50, our estimate of the fair market value of our common stock as of the date of acceleration of vesting (which figure is based on the price per share in the 2019 PIPE Financing); less (b) the sum of (1) the aggregate exercise price of option awards held by such named executive officer with respect to which vesting accelerated in connection with the Business Combination, (2) the Incremental Stock Award Acceleration Fair Value (which amount is reported in the Stock Awards column) and (3) the Incremental Option Award Acceleration Fair Value (which amount is included in the amount reported in the Option Awards column).

(5)	Of the total amount of All Other Compensation for Dr. Dobak in 2019, $6,595 represents reimbursement of certain fees paid by Dr. Dobak relating to his membership in the Young Presidents’ Organization.
(6)	Amounts reported represent the aggregate fair value of stock awards computed as of the issuance date of each stock award in accordance with FASB ASC Topic 718.

(7)	Of this amount, $19,289 represents accrued vacation paid in connection with Mr. Kemper’s resignation and $3,212 represents an amount paid in respect of the late payment of such accrued vacation.
(8)	Of the total amount of All Other Compensation for Mr. Kemper in 2019, $15,000 represents reimbursement of certain health care expenses paid by Mr. Kemper.

Narrative Disclosure to Summary Compensation Table

Employment, Severance and Separation Agreements

We entered into executive employment agreements with our Chief Executive Officer, John Dobak, and our former Chief Financial Officer, Steven Kemper, and employment letters with our current Chief Financial Officer, Kevin Sun, our Chief Medical Officer, Burkhard Jansen, and our Chief Commercial Officer, Todd Wood, each in connection with their employment with us, the material terms of which are described below. Except as noted below, these documents provide for “at will” employment. In addition, each of the named executive officers and Mr. Sun have entered into confidentiality agreements obligating them to refrain from disclosing any of our proprietary information received during the course of their employment.

John Dobak, M.D.

We entered into an executive employment agreement with Dr. Dobak, as our Chief Executive Officer and President, on June 26, 2012. Pursuant to the terms of this agreement, Dr. Dobak’s initial annual base salary was $250,000, which salary has since increased to $480,000 pursuant to annual discretionary raises granted by our Compensation Committee and Board. In connection with his hiring, Dr. Dobak received a stock option grant exercisable for up to 5% of DermTech Operations’ fully-diluted capitalization at an exercise price equal to the fair market value of our common stock on the date of the grant. Following both the initial closing of the sale of our Series B Preferred Stock and the May 11, 2017 closing of the sale of our Series C Preferred Stock, Dr. Dobak also received one-time additional options to purchase the number of shares of common stock such that, immediately following each such closing, the aggregate number of shares subject to options granted to Dr. Dobak would represent 5% of our outstanding shares of common stock. Dr. Dobak is eligible to receive annual discretionary bonuses of up to 30% of his annual base salary.

Dr. Dobak’s employment agreement provides that in the event that Dr. Dobak is terminated without cause or resigns from his position for good reason (as defined in the employment agreement), he is entitled to receive his then in effect base salary, prorated to the date of termination, his accrued benefits and a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) payment by us of the premiums required to continue Dr. Dobak’s group health care coverage for a period of six months following termination, provided that Dr. Dobak remains eligible for Consolidated Omnibus Budget Reconciliation Act, or COBRA, benefits and (c) except in the event that Dr. Dobak’s termination without cause or resignation for good reason occurs within 18 months following a change of control (as defined in the employment agreement), six months additional vesting of any of Dr. Dobak’s outstanding equity awards under our stock plan, with one year after the date of termination to exercise any vested portion of any stock option under the stock plan. On February 28, 2014, we amended our employment agreement with Dr. Dobak, which amendment, among other things, provided for the payment of cash and equity bonus awards in connection with the closing of our next qualified financing, which occurred on May 11, 2017 at one of the closings of the sale of our Series C Preferred Stock.

On January 4, 2019, Dr. Dobak was granted an option to purchase 137,175 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

Our Compensation Committee deemed the Business Combination a change in control for purposes of Dr. Dobak’s employment agreement. In addition, our Board deemed any resignation of Dr. Dobak during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement. The Board also fully accelerated the vesting of all shares of DermTech Operations common stock underlying each of Dr. Dobak’s outstanding stock options and restricted stock units effective as of immediately prior to the consummation of the Business Combination.

On January 14, 2020, following the recommendation of the Compensation Committee, the Board granted to Dr. Dobak (i) an option to purchase 76,861 shares of common stock and (ii) 26,901 restricted stock units representing the contingent right to receive shares of common stock. The option grant was effective on January 14, 2020 and the grant of restricted stock units was effective on January 17, 2020. The options have an exercise price of $9.73 per share and vest in equal monthly installments over the 36 months following the date of grant. Twenty-five percent of the restricted stock units awarded to Dr. Dobak vest on September 7, 2020 and the remaining seventy-five percent vest in equal quarterly installments until fully vested on December 7, 2022.

On March 18, 2020, the Board approved a discretionary grant to Dr. Dobak under our stock plan of restricted stock units representing the contingent right to receive 17,842 shares of our common stock. All of the restricted stock units awarded to Dr. Dobak vest in a single installment on March 18, 2021, subject to certain acceleration events described in Dr. Dobak’s award agreement evidencing such restricted stock units.

As further described below in the section entitled “2020 Corporate Bonus Plan,” Dr. Dobak is eligible to receive a performance-based cash bonus pursuant to our 2020 Bonus Plan. Dr. Dobak’s target bonus under the 2020 Bonus Plan is 60% of his actual wages earned during the 2020 fiscal year, with a maximum payout of 73.2% upon exceeding targets for specified corporate objectives and achieving stretch goals.

Burkhard Jansen, M.D.

Dr. Jansen’s employment, initially as our Vice President of Clinical Development and then as our Chief Medical Officer as of January 2017, is at-will and began on October 1, 2015 pursuant to an offer of employment letter from us. Dr. Jansen’s initial annual base salary was $240,000 and has since increased to $285,000 pursuant to annual discretionary raises granted by our Compensation Committee. Dr. Jansen is eligible to receive an annual discretionary bonus of up to 20% of his annual base salary. In connection with his hiring, Dr. Jansen received a stock option to purchase 21,244 shares of our common stock, as adjusted for the Exchange Ratio and the Reverse Stock Split. If, subsequent to an acquisition of us by another company, Dr. Jansen is terminated within one year following the acquisition, and the acquiring company does not assume liability for Dr. Jansen’s stock options, 100% of his unvested options will vest. In the event that Dr. Jansen’s employment is terminated by us other than for cause, he is entitled to payment of his then in effect base salary for a period of three months.

On January 4, 2019, Dr. Jansen was granted an option to purchase 26,995 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

In connection with the Business Combination, the Compensation Committee accelerated two years of vesting of all shares of DermTech Operations common stock underlying all outstanding stock options and restricted stock units held by persons who had been employed or contracted by DermTech Operations, or served as members of DermTech Operations’ Board, for at least six months, effective as of immediately prior to the consummation of the Business Combination. Accordingly, the vesting of Dr. Jansen’s stock options and restricted stock units accelerated by two years immediately prior to the consummation of the Business Combination.

On January 14, 2020, the Compensation Committee granted to Dr. Jansen an option to purchase 43,120 shares of common stock. The option grant was effective on January 14, 2020. The options have an exercise price of $9.73 per share and vest in equal monthly installments over the 36 months following the date of grant.

As further described below in the section entitled “2020 Corporate Bonus Plan,” Dr. Jansen is eligible to receive a performance-based cash bonus pursuant to our 2020 Bonus Plan. Dr. Jansen’s target bonus under the 2020 Bonus Plan is 35% of his actual wages earned during the 2020 fiscal year, with a maximum payout of 42.7% upon exceeding targets for specified corporate objectives and achieving stretch goals.

Todd Wood

Mr. Wood’s employment as our Chief Commercial Officer is at-will and began on January 14, 2019 pursuant to an offer of employment letter from us. Mr. Wood’s initial annual base salary was $275,000. Mr. Wood’s annual base salary increased to $300,000 upon the closing of the Business Combination pursuant to the offer of employment letter and it has since increased to $315,000 pursuant to an annual discretionary raise granted by our Compensation Committee. Mr. Wood was eligible to and did receive a bonus of $25,000 upon the closing of the Business Combination. Mr. Wood is eligible to receive an annual target performance bonus of up to 30% of his gross base salary. In connection with his hiring, Mr. Wood received a stock option to purchase 136,373 shares of our common stock, as adjusted for the Exchange Ratio and the Reverse Stock Split.

In connection with the Business Combination, the Compensation Committee accelerated two years of vesting of all shares of DermTech Operations common stock underlying all outstanding stock options and restricted stock units held by persons who had been employed or contracted by DermTech Operations, or served as members of DermTech Operations’ Board, for at least six months, effective as of immediately prior to the consummation of the Business Combination. Accordingly, the vesting of Mr. Wood’s stock option accelerated by two years immediately prior to the consummation of the Business Combination.

On January 14, 2020, the Compensation Committee granted to Mr. Wood (i) an option to purchase 22,535 shares of common stock and (ii) 14,647 restricted stock units representing the contingent right to receive shares of common stock. The option grant was effective on January 14, 2020 and the grant of restricted stock units was effective on January 17, 2020. The options have an exercise price of $9.73 per share and vest in equal monthly installments over the 36 months following the date of grant. Twenty-five percent of the restricted stock units awarded to Mr. Wood vest on September 7, 2020 and the remaining seventy-five percent vest in equal quarterly installments until fully vested on December 7, 2022.

As further described below in the section entitled “2020 Corporate Bonus Plan,” Mr. Wood is eligible to receive a performance-based cash bonus pursuant to our 2020 Bonus Plan. Mr. Wood’s target bonus under the 2020 Bonus Plan is 50% of his actual wages earned during the 2020 fiscal year, with a maximum payout of 61% upon exceeding targets for specified corporate objectives and achieving stretch goals.

Steven Kemper, CPA, MBA

We entered into an executive employment agreement with Mr. Kemper, our former Chief Financial Officer, as our then Chief Financial Officer and Treasurer on April 1, 2014. Pursuant to the terms of this agreement, Mr. Kemper’s initial annual base salary was $125,000, which salary was increased to $278,416 pursuant to annual discretionary raises granted by our Board. In addition, Mr. Kemper received a stock option grant exercisable at an exercise price equal to the fair market value of our common stock on the date of the grant for up to 13,101 shares of our common stock, as adjusted for stock splits, including the Reverse Stock Split, and for the Exchange Ratio. Mr. Kemper was also eligible to receive annual discretionary bonuses of up to 20% of his annual base salary.

Mr. Kemper’s employment agreement provided that in the event that Mr. Kemper was terminated without cause or resigned for good reason (as defined in the employment agreement), other than during a period beginning three months prior to and ending 18 months following a change in control (as defined in the employment agreement), he was entitled to a severance package consisting of (a) a payment equal to six months of his then in effect base salary payable in a lump sum, (b) the immediate vesting of the number of eligible shares (as defined in the employment agreement) that would have vested had Mr. Kemper remained an employee of the Company for six months following his termination, (c) 18 months of additional time to exercise any vested stock options and (d) payment by us of the premiums required to continue Mr. Kemper’s (and his eligible dependents’) group health care coverage for a period of six months following termination, provided that Mr. Kemper remained eligible for COBRA benefits. In addition, if Mr. Kemper’s termination without cause occurred subsequent to a change in the Company’s Chief Executive Officer, then 100% of Mr. Kemper’s unvested options would vest. In the event that Mr. Kemper was terminated without cause or resigned for good reason during a period beginning three months prior to and ending 18 months following a change in control, he was entitled to receive a payment equal to twelve months of his then in effect base salary payable in a lump sum, continued health care benefits for a period of twelve months and immediate vesting of 100% of the eligible shares subject to his option that was granted pursuant to his employment agreement.

On January 4, 2019, Mr. Kemper was granted an option to purchase 37,541 shares of DermTech Operations common stock, at an exercise price of $1.12 per share and vesting monthly over four years.

Our Compensation Committee deemed the Business Combination a change in control for purposes of Mr. Kemper’s employment agreement. In addition, our Board deemed any resignation of Mr. Kemper during the 18-month period following such change in control a resignation for good reason for purposes of his employment agreement. The Board also fully accelerated the vesting of all shares of DermTech Operations common stock underlying each of Mr. Kemper’s outstanding stock options and restricted stock units effective as of immediately prior to the consummation of the Business Combination.

Mr. Kemper notified the Board on September 11, 2019 that he would retire in October 2019 following a transition period. On November 22, 2019, we entered into a letter agreement in connection with Mr. Kemper’s retirement from the Company. The letter agreement memorialized the terms of Mr. Kemper’s separation from the Company. In accordance with the letter agreement, following a seven-day revocation period provided for by the letter agreement, Mr. Kemper became entitled to receive, among other things, (i) a lump sum payment of $278,416, less applicable payroll withholdings and (ii) reimbursement for any COBRA premiums paid by Mr. Kemper between October 15, 2019 and October 15, 2020. Also pursuant to the letter agreement, Mr. Kemper (i) released us from any potential legal claims that could be made by Mr. Kemper and (ii) agreed to certain other covenants, including a mutual non-disparagement provision. In accordance with the letter agreement, on January 14, 2020, after Mr. Kemper was no longer deemed an affiliate of the Company, we released Mr. Kemper’s shares of our common stock from the lock-up agreement entered into in connection with the Business Combination.

Kevin Sun, MBA

Mr. Sun’s employment, initially as our Vice President of Finance and then as our Chief Financial Officer, Treasurer and Secretary as of September 12, 2019, is at-will and began on August 22, 2019 pursuant to an offer of employment letter from us. Mr. Sun’s initial annual base salary was $300,000 and has since increased to $307,500 pursuant to an annual discretionary raise granted by our Compensation Committee. Pursuant to his offer of employment letter, Mr. Sun is eligible to receive an annual target performance bonus of up to 20% of his gross base salary. Mr. Sun’s offer of employment letter also provided that Mr. Sun was to be granted an initial incentive stock option or restricted stock units representing up to one percent of the Company’s fully diluted capitalization at the time of the grant, with vesting terms similar to equity awards previously granted to other officers of the Company.

On January 14, 2020, in accordance with Mr. Sun’s offer of employment letter, the Compensation Committee granted to Mr. Sun 132,032 restricted stock units representing the contingent right to receive shares of common stock. The grant of restricted stock units was effective on January 17, 2020. Twenty-five percent of the restricted stock units awarded to Mr. Sun vest on September 7, 2020 and the remaining seventy-five percent vest in equal quarterly installments until fully vested on September 7, 2023.

Also on January 14, 2020, the Compensation Committee granted to Mr. Sun an option to purchase 30,983 shares of common stock. The option grant was effective on January 14, 2020. The options have an exercise price of $9.73 per share and vest in equal monthly installments over the 36 months following the date of grant. Under Mr. Sun’s offer of employment letter, if Mr. Sun is terminated by us without cause, he is entitled to (i) a lump sum severance payment equal to six months of his then in effect base salary, (ii) payment by us of the premiums required to continue health care benefits for a period of six months and (iii) six months additional vesting of any remaining unvested equity awards. In addition, if Mr. Sun is terminated without cause or resigns for good reason (as defined in the offer of employment letter) within three months prior to, or 18 months following, a change in control (as defined in the offer of employment letter), he is entitled to receive accelerated vesting of any outstanding and unvested equity awards.

As further described below in the section entitled “2020 Corporate Bonus Plan,” Mr. Sun is eligible to receive a performance-based cash bonus pursuant to our 2020 Bonus Plan. Mr. Sun’s target bonus under the 2020 Bonus Plan is 35% of his actual wages earned during the 2020 fiscal year, with a maximum payout of 42.7% upon exceeding targets for specified corporate objectives and achieving stretch goals.

2020 Corporate Bonus Plan

On March 18, 2020, at the recommendation of the Compensation Committee, the Board approved the 2020 Corporate Bonus Plan, or the 2020 Bonus Plan, a performance-based cash bonus plan pursuant to which the Board sets target cash bonus amounts for certain eligible personnel, including our named executive officers and principal financial officer. Eligible participants include all management employees and select contributors with an employment start date prior to October 1, 2020 who are not eligible to participate in any of our other cash-based incentive compensation or bonus programs for the 2020 fiscal year.

For all participants in the 2020 Bonus Plan, the Board established target payout percentages to be based on the actual wages earned by such participants during the 2020 fiscal year. Target payout percentages are based on 100% achievement of specified corporate objectives and specified milestones. A threshold applies to each objective. The aggregate potential payout would be up to 122% of the target payout percentage upon exceeding targets for specified corporate objectives and achieving stretch goals.

Target bonuses for our named executive officers and the principal financial officer will range from 35% to 60% of such executive officer’s actual wages earned during the 2020 fiscal year. Specifically, the target bonus will be 60% for Dr. Dobak, 50% for Mr. Wood and 35% for each of Dr. Jansen and Mr. Sun, with maximum payouts of 73.2%, 61% and 42.7%, respectively. The amount of the bonus, if any, paid to each such executive officer will be based on the Company’s achievement level against the corporate objectives, as approved by the Compensation Committee. The corporate objectives consist primarily of financial objectives and product milestones, and also include a 20% discretionary component based on additional corporate goals.

The Compensation Committee will administer the 2020 Bonus Plan and has authority to use its discretion to approve goals and bonus targets, adjust goals and bonus payments, and determine goal achievement, and to modify, increase or decrease any bonus payments at any time and regardless of whether any of the performance goals are achieved. Bonuses under the 2020 Bonus Plan will be paid following the end of the 2020 fiscal year based on the goals that have been achieved, and any bonus tied to a goal related to our audited financial statements will be paid after the financial statement audit is complete. Participants must be employed and in good standing on the date that the bonus is paid in order to be eligible to receive the bonus payment.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table presents outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise price	Option Expiration date	Number of shares of stock or units that have not vested		Market value of shares of stock or units that have not vested
John Dobak	—		—	—	—	—		—
Steve Kemper	—		—	—	—	—		—
Burkhard Jansen	21,244	(1)	—	$6.94	3/14/2026	—		—
Todd Wood	—		—	—	—	36,936	(2)	$458,006

(1)	Upon the completion of the Business Combination the option fully vested.
(2)	Reflects the number of shares of restricted stock received upon the early exercise of options that had not yet vested as of December 31, 2019.

Employee Benefit and Equity Incentive Plans

Summary of Amended and Restated 2010 Stock Plan

The Amended and Restated 2010 Stock Plan, or the 2010 Plan, was adopted by the DermTech Operations board of directors in July 2010 and became effective in November 2010 after approval by DermTech Operations’ stockholders. The 2010 Plan was amended on July 13, 2015 and amended again on April 6, 2016. Upon the completion of the Business Combination on August 29, 2019, we assumed the 2010 Plan and the outstanding awards granted thereunder. The principal purpose of the 2010 Plan is to attract, retain and reward certain employees, consultants and directors through the granting of stock-based compensation awards.

Share Reserve. Under the 2010 Plan, 1,689,993 shares of our common stock have been reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, restricted stock, restricted stock purchase rights and restricted stock units.

The following counting provisions are in effect for the share reserve under the 2010 Plan:

•

to the extent that an award terminates, expires, or is cancelled without having been exercised or settled in full, any shares subject to the award at such time will be available for future grants under the 2010 Plan;

•

to the extent shares of our common stock are tendered or withheld to satisfy an exercise price or tax withholding obligation with respect to any award under the 2010 Plan, such tendered or withheld shares will be available for future grants under the 2010 Plan; and

•	to the extent that shares of our common stock are forfeited or repurchased by us prior to vesting, such shares will be available for future grants under the 2010 Plan.

Administration. The Board administers the 2010 Plan. The Board may delegate to a committee of the Board any or all of the authority and responsibility of the Board under the 2010 Plan.

Subject to the terms and conditions of the 2010 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2010 Plan; provided that the Board shall be solely responsible for all questions of interpretation of the 2010 Plan, any award agreement or any other form of agreement or other document used by us in the administration of the 2010 Plan or any award.

Eligibility. All awards under the 2010 Plan may be granted to individuals who are then officers, directors, employees or consultants.

Awards. The 2010 Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock purchase rights, restricted stock units or any combination thereof. Each award granted under the 2010 Plan is set forth in a separate agreement with the person receiving the award. These agreements indicate the type, terms and conditions of the award.

•

Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of our common stock at a specified price which may not be less than fair market value on the date of grant. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options, or ISOs, are designed in a manner intended to comply with the provisions of Section 422 of the Code and are subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant and no later than five years after the date of grant for 10% stockholders. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2010 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual, typically without payment of consideration, and may be made subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. Restricted stock may not be sold or otherwise transferred until the restrictions thereto are removed or expire. Recipients of restricted stock, unlike recipients of options, have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of restricted stock to the same vesting conditions applicable to the holder’s restricted stock if determined by the administrator and provided for in the holder’s award agreement.

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Restricted Stock Purchase Rights may be awarded to any eligible individual for a purchase price established by the administrator, and may be made subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Purchase Right holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock purchase rights may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock purchase rights will not be issued until the holder exercises his or her purchase rights. Like restricted stock, recipients of restricted stock have voting rights and have the right to receive dividends, if any, prior to the time when the restrictions lapse, provided, however, that the administrator may subject any such dividends otherwise payable to a holder of a restricted stock purchase right to the same vesting conditions applicable to the holder’s restricted stock purchase right if determined by the administrator and provided for in the holder’s award agreement.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted Stock Unit holders may be eligible to receive dividend equivalents if granted by the administrator. Like restricted stock, restricted stock units may not be sold or otherwise transferred until the vesting conditions thereto are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally have no voting or dividend rights prior to the time when the vesting conditions thereto are satisfied.

Change in Control. The administrator may, in its sole discretion, make appropriate adjustments to awards under the 2010 Plan and is authorized to provide for the acceleration, assumption, cash-out, continuation or substitution of such awards in the event of a change in control. Under the 2010 Plan, a change in control is generally defined as:

•	the direct or indirect sale or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock;
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a merger or consolidation in which we are a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent at least 50% or more of the combined voting power of voting securities of the surviving entity immediately after the transaction;

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the sale, exchange, or transfer of all or substantially all of our assets to an entity which our stockholders do not retain at least 50% or more of the voting power of the voting securities of the entity receiving our assets immediately after such sale, exchange or transfer; or

•	stockholder approval of our liquidation or dissolution.

Adjustments of Awards. In the event of any change in our common stock effected without receipt of consideration by us, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in our capital structure, or in the event of payment of a dividend or distribution to our stockholders in a form other than common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of our common stock, then the administrator shall make appropriate, proportionate adjustments to reflect the event giving rise to the need for such adjustments, with respect to:

•	the aggregate number and type of shares subject to the 2010 Plan;
•	the number and kind of shares subject to outstanding awards; and
•	the exercise or purchase price per share of any outstanding awards under the 2010 Plan.

Amendment and Termination. The administrator may terminate, amend or suspend the 2010 Plan at any time and from time to time. However, we must generally obtain stockholder approval:

•	to increase the number of shares of our common stock available under the 2010 Plan (other than in connection with certain corporate adjustment events described above);
•	to change the class of individuals eligible to receive ISOs under the 2010 Plan; or
•	to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Termination. The administrator may terminate the 2010 Plan at any time, the 2010 Plan shall continue in effect until that time. All awards granted under the 2010 Plan shall have been made on or before July 29, 2020.

Summary of U.S. Federal Income Tax Consequences. The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2010 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

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ISOs. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an ISO qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (each such disposition is referred to as a disqualifying disposition), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

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NSOs. Options not designated or qualifying as ISOs will be NSOs having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of an NSO, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of an NSO, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of an NSO or the sale of the stock acquired pursuant to such grant.

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Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of grant by filing an election with the IRS no later than 30 days after the date the shares are received. Upon the sale of shares received pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Units. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

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Restricted Stock Purchase Rights. A participant receiving the right to acquired restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, less amounts paid for the restricted stock. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate vesting to the date of acquisition or grant by filing an election with the IRS no later than 30 days after the date the shares are acquired or received. Upon the sale of shares acquired or received pursuant to a restricted stock purchase right, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2010 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

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Tax Effect for the Company. We generally will be entitled to a tax deduction in connection with an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of an NSO).

2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan

Our 2020 Equity Incentive Plan and our 2020 Employee Stock Purchase Plan are described in Proposal 2 and Proposal 3 below, respectively.

Director Compensation

The table below shows all compensation earned by our non-employee directors during the year ended December 31, 2019.

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Matthew Posard	41,087	13,317	14,502	40,030	108,936
Gary Jacobs	32,250	13,865	14,395	37,237	97,747
Scott Pancoast	35,293	14,847	14,725	38,154	103,019
Herm Rosenman	36,650	15,052	12,592	37,702	101,996
Cynthia Collins	34,010	11,608	11,725	32,347	89,690
Gene Salkind	16,167	6,365	7,007	18,092	47,631
Enrico Picozza(5)	12,833	—	—	—	12,833

(1)

For each non-employee director, consists of the aggregate incremental fair value of stock awards computed in accordance with FASB ASC Topic 718 resulting from the acceleration of vesting of such stock awards in connection with the Business Combination (the “Incremental Stock Award Acceleration Fair Value”).

(2)

Amounts reported represent (i) the aggregate fair value of option awards computed as of the issuance date of each option award in accordance with FASB ASC Topic 718, in the amounts of: (a) Mr. Posard $9,707, (b) Mr. Jacobs $9,635, (c) Mr. Pancoast $9,856, (d) Mr. Rosenman $8,428, (e) Ms. Collins $7,848 and (f) Dr. Salkind $4,690; plus (ii) the aggregate incremental fair value of option awards computed in accordance with FASB ASC Topic 718 resulting from the acceleration of vesting of such option awards in connection with the Business Combination (the Incremental Option Award Acceleration Fair Value), in the amounts of: (a) Mr. Posard $4,796, (b) Mr. Jacobs $4,760, (c) Mr. Pancoast $4,869, (d) Mr. Rosenman $4,164, (e) Ms. Collins $3,877 and (f) Dr. Salkind $2,317.

(3)

As of December 31, 2019, our non-employee directors listed in the following table held the following aggregate number of shares subject to outstanding option awards (representing both exercisable and unexercisable option awards):

Name	Number of Shares Underlying Outstanding Stock Options
Matthew Posard	9,702
Gary Jacobs	22,535
Scott Pancoast	21,453
Herm Rosenman	—
Cynthia Collins	—
Gene Salkind	11,891
Enrico Picozza	—

(4)

For each non-employee director, All Other Compensation represents: (i) the product of (a) the number of shares of common stock underlying stock awards and option awards held by such director with respect to which vesting accelerated in connection with the Business Combination and (b) $6.50, our estimate of the fair market value of our common stock as of the date of acceleration of vesting (which figure is based on the price per share in the 2019 PIPE Financing); less (ii) the sum of (x) the aggregate exercise price of option awards held by such director with respect to which vesting accelerated in connection with the Business Combination, (y) the Incremental Stock Award Acceleration Fair Value (which amount is reported in the Stock Awards column) and (z) the Incremental Option Award Acceleration Fair Value (which amount is included in the amount reported in the Option Awards column).

(5)	Mr. Picozza became a member of the Board upon the closing of the Business Combination on August 29, 2019.

Narrative to Director Compensation Table

2019 Non-Employee Director Compensation

On January 4, 2019, our non-employee directors listed in the following table were granted options to purchase the following aggregate number of shares, at an exercise price of $1.12 and vesting monthly over four years:

Name	Number of Shares Underlying Stock Options
Matthew Posard	13,269
Gary Jacobs	13,171
Scott Pancoast	13,473
Herm Rosenman	11,521
Cynthia Collins	10,728
Gene Salkind	6,411

In connection with the Business Combination, the Compensation Committee accelerated two years of vesting of all shares of DermTech Operations common stock underlying all outstanding stock options and restricted stock units held by persons who had been employed or contracted by DermTech Operations or served as members of DermTech Operations’ board of directors for at least six months, effective as of immediately prior to the consummation of the Business Combination.

For the first eight months of 2019, aggregate annual fees payable to non-employee directors for their service as directors and as members of applicable committees of the Board were set by the Board at $25,000 per year, except with respect to Dr. Salkind, who received an aggregate annual fee of $5,000 per year.

Mr. Picozza became a member of the Board upon the closing of the Business Combination on August 29, 2019.

On September 12, 2019, after the completion of the Business Combination, the Board approved increases in the annual fees payable to non-employee directors for their service as directors and as members of committees of the Board, to the following amounts, effective from September 1, 2019, which increases were recommended to the Board by the Compensation Committee on September 12, 2019:

•	the chairperson of the Board will receive an annual fee in the amount of $69,960 per year;
•	each member of the Board, other than the chairperson of the Board, will receive an annual fee in the amount of $38,500 per year;
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the chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $16,500 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $6,380 per year for such member’s service on the Audit Committee;

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the chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $11,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $4,950 per year for such member’s service on the Compensation Committee; and

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The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $7,150 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $3,300 per year for such member’s service on the Nominating and Corporate Governance Committee.

Interim Equity Awards

On January 30, 2020, at the recommendation of the Compensation Committee, the Board granted an award of 6,000 restricted stock units to each of our non-employee directors, representing a pro-rated grant in respect of such non-employee directors’ service between the date of the Business Combination on August 29, 2019 and the anticipated date of the 2020 Annual Meeting of our stockholders, with such restricted stock units to vest in a single installment on the date of the 2020 Annual Meeting of our stockholders.

Non-Employee Director Compensation Policy Commencing in 2020

On January 30, 2020, at the recommendation of our Compensation Committee, the Board approved a Non-Employee Director Compensation Policy, or the 2020 Policy. Under the 2020 Policy, each non-employee director will be eligible to receive compensation for his or her service consisting of annual fees and equity awards.

Fees. The annual fees payable to our non-employee directors effective as of January 1, 2020 under the 2020 Policy remain the same as those initially approved on September 12, 2019, and such annual fees are described above.

Equity Awards. Under the 2020 Policy, equity awards for non-employee directors will be as follows:

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Incumbent Directors. Incumbent non-employee directors will receive an annual equity award consisting of 8,000 restricted stock units, to be granted on the date of the first meeting of the Board held following the annual meeting of our stockholders in each year commencing in 2020. Each annual grant of restricted stock units shall vest in a single installment on the first anniversary of the date of grant.

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Newly Elected or Appointed Directors. Newly elected or appointed non-employee directors will receive an initial equity award consisting of 8,000 restricted stock units, to be granted at the first regularly scheduled meeting of the Board following his or her initial appointment, provided that if the first regularly scheduled meeting of the Board following his or her initial appointment is not the first meeting of the Board held following the annual meeting of our stockholders, the initial equity award shall consist of a pro-rated number of shares of common stock underlying restricted stock units based on the nearest number of whole months remaining from such meeting of the Board until the next annual stockholder meeting. Each initial grant of restricted stock units shall vest in a single installment on (i) the first anniversary of the date of grant, if granted at the first meeting of the Board held following the annual meeting of our stockholders, or (ii) the first anniversary of the most recent annual meeting of our stockholders, if not granted at the first meeting of the Board held following the annual meeting of our stockholders.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and our bylaws.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2019:

Plan Category	Number of Securities to be Issued Upon Exercise of Awards (a)	Weighted Average Exercise Price of Outstanding Awards (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by Stockholders (1)	443,547	$3.84	143,281
Equity compensation plans not approved by Stockholders	—	—	—
Total	443,547	$3.84	143,281
(1)	Consists of the 2010 Plan.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Capital Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.dermtech.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of independent registered public accountants. In fulfilling its responsibilities for the financial statements for fiscal year ended December 31, 2019, the Audit Committee took the following actions:

•

Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management and KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2019;

•	Discussed with KPMG LLP the matters required to be discussed in accordance with Auditing Standard No. 1301- Communications with Audit Committees; and
•

Received written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the Audit Committee and the Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 for filing with the SEC.

Members of the DermTech, Inc. Audit Committee

Herm Rosenman, Chairman
Cynthia Collins
Scott Pancoast

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Company Policy Regarding Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our Board determines may be considered related parties, has or will have a direct or indirect material interest. For purposes of our Audit Committee charter, a material interest is deemed to be any consideration received by such a party in excess of the lesser of (i) $120,000 per year or (ii) $119,375 (one percent of the average of the Company’s total assets at year end for the last two completed fiscal years) per year.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, and consider all information that our committee believes to be relevant to a review of the transaction prior to its approval. Approval may be given by written consent of our committee.

The Audit Committee shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as our committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. No member of the Audit Committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the Audit Committee will be required to provide all material information concerning the related party transaction to the Audit Committee.

Except as otherwise set forth below, since the beginning of the fiscal year ended December 31, 2018 there were no transactions to which we were a party, nor are there any currently proposed transactions to which we will be a party, in which:

•

the amounts involved exceeded or will exceed the lesser of (i) $120,000 per year or (ii) $119,375 (one percent of the average of the Company’s total assets at year end for the last two completed fiscal years) per year; and

•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

DermTech Operations Series C Preferred Stock Financings

From October 2016 through May 2018, DermTech Operations sold and issued an aggregate of 2,624,393 shares of its Series C Preferred Stock, or the Series C Financing, at a purchase price of $5.54 per share for gross cash proceeds to DermTech Operations of approximately $14.5 million. In addition, each investor who purchased at least $1.0 million of Series C Preferred Stock in a single closing received a three-year warrant to purchase a number of shares of DermTech Operations common stock equal to 20% of the shares of Series C Preferred Stock purchased by such investor, at an exercise price of $5.54 per share, or a Series C Warrant.

Certain directors, executive officers, and/or holders of more than 5% of DermTech Operations capital stock and their affiliates, or the Principal DermTech Operations Stockholders, participated in the Series C Financing.

Entities affiliated with Elliot Feuerstein purchased an aggregate of 180,506 shares of Series C Preferred Stock for a cash purchase price of $1.0 million and received Series C Warrants exercisable for an aggregate of 36,100 shares of common stock.

Entities affiliated with Paulson Investment Company LLC purchased an aggregate of 709,987 shares of Series C Preferred Stock for a cash purchase price of approximately $3.9 million, received Series C Warrants exercisable for an aggregate of 141,993 shares of common stock, and also received separate ten-year warrants to purchase an aggregate of 125,147 shares of DermTech Operations common stock at an exercise price of $5.54 per share pursuant to a side agreement with DermTech Operations.

Entities affiliated with RTW Investments L.P. purchased an aggregate of 541,516 shares of Series C Preferred Stock for a cash purchase price of $3.0 million and received Series C Warrants exercisable for an aggregate of 108,302 shares of common stock.

Irwin and Joan Jacobs Trust 6-2-80 purchased an aggregate of 1,083,033 shares of Series C Preferred Stock for a cash purchase price of $6.0 million and received Series C Warrants exercisable for an aggregate of 216,606 shares of common stock. A director of the Company, Gary Jacobs, is the son of Irwin Jacobs and Joan Jacobs, trustees of the Irwin and Joan Jacobs Trust 6-2-80.

Immediately prior to the completion of the Business Combination, each share of Series C Preferred Stock of DermTech Operations outstanding as of such time was automatically converted into one share of common stock of DermTech Operations. The foregoing share numbers do not reflect the effects of the Exchange Ratio or the Reverse Stock Split.

DermTech Operations Amended and Restated Investors’ Rights Agreement

In connection with the Series C Financing, DermTech Operations entered into an amended and restated investors’ rights agreement, or the Series C IRA, with purchasers of its Series C Preferred Stock. The Series C IRA provided for, among other things, certain demand, piggy-back and S-3 registration rights. Principal DermTech Operations Stockholders who entered into the Series C IRA included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C IRA terminated upon the completion of the Business Combination.

DermTech Operations Right of First Refusal and Co-Sale Agreement

In connection with the Series C Financing, DermTech Operations entered into a right of first refusal and co-sale agreement, or the Series C ROFR, with purchasers of its Series C Preferred Stock. The Series C ROFR provided for, among other things, certain right of first refusal and co-sale rights. Principal DermTech Operations Stockholders who entered into the Series C ROFR included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C ROFR terminated upon the completion of the Business Combination.

DermTech Operations Amended and Restated Voting Agreement

In connection with the Series C Financing, DermTech Operations entered into an amended and restated voting agreement, or the Series C Voting Agreement, with purchasers of its Series C Preferred Stock. The Series C Voting Agreement provided for, among other things, drag along arrangements and voting provisions. Principal DermTech Operations Stockholders who entered into the Series C Voting Agreement included Irwin and Joan Jacobs Trust 6-2-80, RTW Master Fund LTD, entities affiliated with Elliot Feuerstein, and entities affiliated with Gary Jacobs. The Series C Voting Agreement terminated upon the completion of the Business Combination.

DermTech Operations Convertible Promissory Notes

During 2018, DermTech Operations issued several convertible promissory notes, or the 2018 Bridge Notes, to various investors for an aggregate principal amount of $6.8 million. Principal DermTech Operations Stockholders who purchased such notes include Irwin Jacobs Trust 6-2-80 ($2.6 million), various entities affiliated with RTW Investments L.P. ($3.0 million), and various entities affiliated with Elliot Feuerstein ($1.2 million). The outstanding principal and accrued but unpaid interest of all 2018 Bridge Notes converted into shares of DermTech Operations common stock immediately prior to the completion of the Business Combination at a price per share equal to 70% of the lesser of (i) $3.75 and (ii) the offering price per share of the 2019 PIPE Financing, which was $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech Operations as of immediately after the conversion of all then outstanding DermTech Operations bridges notes and immediately prior to the completion of the Business Combination.

In June 2019, DermTech Operations issued additional convertible promissory notes, or the 2019 Bridge Notes, to various investors for an aggregate principal amount of $2.6 million. Principal DermTech Operations Stockholders who purchased such notes include an entity affiliated with Gary Jacobs ($500,000), various entities affiliated with RTW Investments L.P. ($1.5 million), and various entities affiliated with Elliot Feuerstein ($500,000). The outstanding principal and accrued but unpaid interest of such convertible promissory notes will convert into shares of DermTech Operations common stock immediately prior to the completion of the Business Combination. The price per share at which 2019 Bridge Notes would convert depended on whether the completion of the Business Combination occurred before or after September 25, 2019. If the completion of the Business Combination occurred prior to September 25, 2019, the price per share at which the 2019 Bridge Notes would convert would equal the lesser of (i) $3.37 and (ii) 90% of the offering price per share of the 2019 PIPE Financing, which was $3.25, multiplied by the quotient resulting from dividing 16,000,000 by the number of fully diluted shares of DermTech Operations as of immediately prior to the completion of the Business Combination (including any DermTech Operations shares that were to be issued pursuant to outstanding promissory notes converting immediately prior to the completion of the Business Combination and any DermTech Operations shares underlying all outstanding options, restricted stock unit awards and warrants). If the completion of the Business Combination occurred after September 25, 2019, the price per share at which the 2019 Bridge Notes would have converted would have equaled the lesser of (i) $2.62 and (ii) 70% of the offering price per share of the 2019 PIPE Financing multiplied by the quotient described in the preceding sentence.

On August 29, 2019, immediately prior to the completion of the Business Combination, all unpaid principal and interest on the 2019 Bridge Notes and the 2018 Bridge Notes was converted into 2,267,042 shares of DermTech Operations common stock, which number of shares does not reflect the effects of the Exchange Ratio or the Reverse Stock Split.

2019 PIPE Financing

On August 29, 2019, immediately prior to the completion of the Business Combination, the Company issued an aggregate of 3,076,925 shares of our common stock and 1,230.77 shares of Series A Convertible Preferred Stock, which are convertible into an aggregate of up to 615,385 shares of our common stock, for an aggregate purchase price of $24.0 million, to certain accredited investors pursuant to the terms of separate Subscription Agreements and Amended and Restated Subscription Agreements, dated between May 22, 2019 and August 1, 2019, entered into by the Company and such investors. We refer to this transaction as the 2019 PIPE Financing.

Certain directors and/or holders of more than 5% of the Company’s capital stock and their affiliates participated in the 2019 PIPE Financing.

An entity affiliated with Gary Jacobs purchased an aggregate of 76,923 shares of our common stock for a cash purchase price of $500,000.

Entities affiliated with Farallon Capital Management, L.L.C. purchased an aggregate of 615,385 shares of our common stock for a cash purchase price of $4.0 million and 1,230.77 shares of Series A Convertible Preferred Stock for a cash purchase price of $4.0 million.

HLM Venture Partners IV, L.P. purchased an aggregate of 615,385 shares of our common stock for a cash purchase price of $4.0 million. Enrico Picozza, a director of the Company, has a pecuniary interest in HLM Venture Associates IV, LLC, the general partner of HLM Venture Partners IV, L.P. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Irwin & Joan Jacobs Trust 6-2-80 purchased an aggregate of 461,539 shares of our common stock for a cash purchase price of $3.0 million.

The foregoing share numbers reflect the effect of the Reverse Stock Split.

2020 PIPE Financing

As further described in Proposal 4 below, on March 4, 2020, the Company issued an aggregate of 2,467,724 shares of common stock at a price of $10.50 per share, 3,198.9419 shares of Series B‑1 Convertible Preferred Stock, at a price of $10,500.00 per share, and 523.8094 shares of Series B‑2 Convertible Preferred Stock, at a price of $10,500.00 per share, for aggregate gross proceeds of approximately $65.0 million, to certain institutional investors pursuant to a Securities Purchase Agreement, dated February 28, 2020, between the Company and such investors. We refer to this transaction as the 2020 PIPE Financing.

Certain holders of more than 5% of the Company’s capital stock and their affiliates, as well as an affiliate of a director of the Company, participated in the 2020 PIPE Financing.

Entities affiliated with RTW Investments L.P. purchased an aggregate of 152,456 shares of our common stock and 228.4963 shares of Series B-1 Convertible Preferred Stock for a cash purchase price of approximately $4.0 million.

Entities affiliated with Farallon Capital Management, L.L.C. purchased an aggregate of 523.8094 shares of Series B-2 Convertible Preferred Stock for a cash purchase price of approximately $5.5 million.

HLM Venture Partners IV, L.P. purchased an aggregate of 76,228 shares of our common stock and 114.2481 shares of Series B-1 Convertible Preferred Stock for a cash purchase price of approximately $2.0 million. As noted above, Enrico Picozza, a director of the Company, has a pecuniary interest in HLM Venture Associates IV, LLC, the general partner of HLM Venture Partners IV, L.P. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Marketing Services Agreement

During 2019, we engaged EVERSANA Life Science Services, LLC, or EVERSANA, to provide certain marketing services to the Company. Leana Wood, the spouse of Todd Wood, our Chief Commercial Offer, is an employee of EVERSANA. As of December 31, 2019 we had incurred $0.3 million in costs.

Consulting Services Agreement

On October 1, 2019, we entered into a consulting agreement with Michael Dobak pursuant to which we will compensate Michael Dobak, in an amount not to exceed $100,000, for certain public relations and marketing services. Michael Dobak is the brother of Dr. John Dobak, the Company’s Chief Executive Officer. As of December 31, 2019 we had incurred $20,000 in costs.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated Scott Pancoast for election at the Annual Meeting. If he is elected, he will serve until the 2023 annual meeting of stockholders and until the election and qualification of his successor or his earlier death, resignation or removal. The Board currently consists of eight members, classified into three classes as follows:

•	Cynthia Collins, Enrico Picozza and Matthew Posard constitute the Class I directors with terms ending in 2022;
•	John Dobak, M.D., Gary Jacobs and Herm Rosenman constitute the Class II directors with terms ending in 2021; and
•	Scott Pancoast and Gene Salkind, M.D. constitute Class III directors with terms expiring at the upcoming Annual Meeting.

The Board has voted to nominate Scott Pancoast for election at the Annual Meeting for a term of three years to serve until the 2023 annual meeting of stockholders, and until his successor is elected and qualified or until his earlier death, resignation or removal. Gene Salkind, M.D.’s term as a director will expire at the Annual Meeting and our Board is not nominating a candidate to fill the vacancy in this election cycle. Accordingly, the board seat currently held by Gene Salkind, M.D. will remain vacant following the Annual Meeting until filled by our Board in accordance with our certificate of incorporation and bylaws.

The Class II directors (John Dobak, M.D., Gary Jacobs and Herm Rosenman) and the Class I directors (Cynthia Collins, Enrico Picozza and Matthew Posard) will serve until the annual meetings of stockholders to be held in 2021 and 2022, respectively, and until their respective successors have been elected and qualified or until their earlier respective deaths, resignations or removals.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Scott Pancoast as a director. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in that nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

To be elected, the nominee for director must receive a plurality of the votes cast on this proposal.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF SCOTT PANCOAST AS A DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2

APPROVAL OF THE DERMTECH, INC. 2020 EQUITY INCENTIVE PLAN

General

On April 12, 2020, our Board unanimously approved, subject to stockholder approval at the Annual Meeting, the adoption of the DermTech, Inc. 2020 Equity Incentive Plan, or the 2020 Plan. The 2020 Plan will initially allow us to issue up to 1,900,000 shares of our common stock pursuant to awards granted under the 2020 Plan. If the 2020 Plan is approved by stockholders, the 2010 Plan will terminate and no additional awards will be made thereunder after May 26, 2020. However, all outstanding awards under the 2010 Plan will remain in effect.

The 2020 Plan is being submitted to stockholders for approval at the meeting in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Code. Approval by our stockholders of the 2020 Plan is also required by the listing rules of the Nasdaq Stock Market.

Our Board, Compensation Committee and management believe that the effective use of stock-based long-term compensation is vital to our ability to achieve strong performance in the future. Awards under the 2020 Plan are intended to attract, retain and motivate key individuals, further align employee and stockholder interests, and closely link compensation with our corporate performance. We believe that the 2020 Plan is essential to permit our management to continue to provide long-term, equity-based incentives to present and future employees, consultants and directors.

The Board believes that the number of shares currently remaining available for issuance pursuant to future awards under the 2010 Plan (39,354 shares as of April 1, 2020) is not sufficient for future granting needs. Accordingly, the 2020 Plan has initially fixed the number of shares of common stock authorized for issuance thereunder at 1,900,000. Based solely on the closing price of our common stock as reported on the Nasdaq Stock Market on April 27, 2020 ($12.40), the market value of the 1,900,000 shares that would be available for issuance under the 2020 Plan would be $23,560,000.

As of April 1, 2020, 1,342,625 shares were subject to outstanding stock options and other stock-based awards granted under the 2010 Plan. As of April 1, 2020, our equity overhang was 8.49%. If the 2020 Plan is approved by stockholders, our equity overhang as of that date would have been 18.05%. Equity overhang was calculated in each instance above as (a) the sum of (i) all shares issuable upon exercise or vesting of outstanding awards under the 2010 Plan, plus (ii) all shares available for issuance pursuant to future awards under the 2020 Plan as a percentage of (b) the sum of (i) the number of shares of our common stock outstanding as of April 1, 2020, plus (ii) the number of shares described in clause (a) above.

The 2020 Plan includes the following provisions:

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices or measurement prices lower than the fair market value of the underlying shares on the grant date except to replace equity awards due to a corporate transaction.

•

No Repricing without Stockholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the exercise price of a stock option or strike price of a stock appreciation right is above the fair market value of a share, the Company will not, without stockholder approval, reduce the exercise price of such stock option or strike price of such stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•

No Transferability: Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee. In no event shall any award be transferred for value.

•

Limits on Director Grants: The 2020 Plan limits the awards to be granted to any non-employee director in any calendar year to an aggregate grant date fair value of $600,000 except that the foregoing limitation shall not apply to awards granted (i) pursuant to an election by a non-employee director to receive the award in lieu of cash for all or a portion of cash fees to be received for service on the Board or any Committee thereof or (ii) in connection with a non-employee director initially joining the Board.

•	Clawback Policy: The awards shall be subject to forfeiture in the event the Company’s Clawback Policy then in effect is triggered.

Summary of Material Features of the 2020 Plan

The following description of the material features of the 2020 Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the 2020 Plan that is attached to this proxy statement as Appendix A.

Eligibility.

The 2020 Plan allows us, under the direction of the Compensation Committee, to make grants of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, directors and consultants (approximately 82 employees, directors and consultants as of April 1, 2020) who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to our long-term success.

Shares Available for Issuance.

The 2020 Plan provides for the issuance of up to (i) 1,900,000 shares plus (ii) the number of shares underlying any stock option and other stock-based awards previously granted under the 2010 Plan that are forfeited, canceled, or terminated (other than by exercise) on or after May 26, 2020; provided that no more than 1,400,000 shares, which is approximately the number of shares subject to currently outstanding stock option and other stock-based awards outstanding under the 2010 Plan, may be added to the 2020 Plan pursuant to such forfeitures, cancellations and terminations. In addition, per the terms of the 2020 Plan, this reserve will automatically increase on the first day of each fiscal year beginning in fiscal year 2021 and ending on the second day of fiscal year 2025, by an amount equal to the smaller of (i) 3.5% of the number of shares of common stock outstanding on such date and (ii) an amount determined by the administrator of the 2020 Plan. Shares of common stock reserved for awards under the 2020 Plan that are forfeited, canceled or terminated (other than by exercise) generally are added back to the share reserve available for future awards. If shares of common stock are tendered in payment for an award or withheld for taxes, the number of shares deemed to have been issued under the 2020 Plan will be the net number of shares actually issued. Shares purchased by us with the proceeds of the option exercise price of any option award may not be reissued under the 2020 Plan.

The 2020 Plan limits the number of shares to be granted to any non-employee director in any calendar year to an aggregate grant date fair value of $600,000, except that the foregoing limitation shall not apply to awards granted (i) pursuant to an election by a non-employee director to receive the award in lieu of cash for all or a portion of cash fees to be received for service on the Board or any committee thereof or (ii) in connection with a non-employee director initially joining the Board.

Stock Options.

Stock options granted under the 2020 Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. The exercise price of a stock option may not be less than 100% of the fair market value of our common stock on the date of grant. The term of stock options granted under the 2020 Plan may not be longer than ten years. Moreover, if an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of our capital stock, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant and the term of the option may not be longer than five years.

Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 12 months after termination of service on account of death or total and permanent disability. Options, however, will not be exercisable if the termination of service was due to cause.

Restricted Stock.

Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited.

During the restricted period, the holder of restricted stock has certain of the rights and privileges of a regular stockholder, except that the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the shares, but he or she may not sell the shares until the restrictions are lifted.

Restricted Stock Units and Performance Stock Units.

Restricted stock units and performance stock units are the grant of phantom shares that provide the grantee with the right to receive a fixed number of shares of common stock in the future based on the grantee providing continuing service for the period specified in the award agreement in the case of restricted stock units and until the performance goals are met in the case of performance stock units. If the vesting is achieved the grantee shall be entitled to receive such number of shares based on the number of units specified in the award agreement. If the grantee does not satisfy the vesting conditions by the end of the applicable period specified in the award agreement the award is forfeited and shares are not issued.

Other Stock-Based Awards.

The 2020 Plan also authorizes the grant of other types of stock-based compensation including, but not limited to, the grant of shares, stock appreciation rights, phantom stock awards or stock units. Under no circumstances may the agreement covering stock appreciation rights (a) have an exercise price per share that is less than 100% of the fair market value per share of our common stock on the date of grant or (b) expire more than ten years following the date of grant.

Restricted Stock Units.

Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the Compensation Committee and when the applicable restrictions lapse, the grantee shall be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement.

Plan Administration.

In accordance with the terms of the 2020 Plan, our Board has authorized the Compensation Committee to administer the 2020 Plan. The Compensation Committee may delegate part of its authority and powers under the 2020 Plan, but only the Compensation Committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934. In accordance with the provisions of the 2020 Plan, the Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants will be granted awards;
•	the number of shares subject to each award;
•	the vesting provisions of each award;
•	the termination or cancellation provisions applicable to awards; and
•	all other terms and conditions upon which each award may be granted in accordance with the 2020 Plan.

In addition, the Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the 2020 Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant.

Stock Dividends and Stock Splits.

If our common stock is subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock thereafter deliverable upon the exercise of an outstanding option or upon issuance under another type of award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the per share purchase price and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.

Corporate Transactions.

Upon a merger, consolidation or other reorganization event, our Board, may, in its sole discretion, take any one or more of the following actions pursuant to the 2020 Plan, as to some or all outstanding awards (to the extent then exercisable or, at the discretion of the administrator, any such awards being made partially or fully exercisable for purposes of this provision):

•	provide that all outstanding options shall be assumed or substituted by the successor corporation;
•	upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;
•

in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•

provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•

with respect to stock grants and in lieu of any of the foregoing, our Board or an authorized committee may provide that, upon consummation of the transaction, each outstanding stock grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of our Board or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination.

The 2020 Plan may be amended by our stockholders. It may also be amended by our Board, provided that any amendment approved by our Board which is of a scope that requires stockholder approval as required (1) by the rules of the Nasdaq Stock Market, (2) in order to ensure favorable federal income tax treatment for any incentive stock options under Section 422 of the Code, or (3) for any other reason, is subject to obtaining such stockholder approval. In addition, other than in connection with stock dividends, stock splits, recapitalizations or reorganizations, at any time when the exercise price of a stock option is above the fair market value of a share, the Compensation committee may not without stockholder approval reduce the exercise price or cancel any outstanding option in exchange for a replacement option having a lower exercise price, or for any other equity award or for cash. In addition, the Compensation committee may not take any other action that is considered a direct or indirect “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles.

Duration of the 2020 Plan.

The 2020 Plan will expire on the earlier of (i) April 12, 2030 and (ii) a date approved by a vote of the shareholders or the Board; provided, however, that any such earlier termination shall not affect any award agreements executed or equity awards issued prior to the effective date of such termination. No equity awards may be made after termination of the 2020 Plan, although previously granted awards may continue beyond the termination date in accordance with their terms.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of stock options and other awards under the 2020 Plan, based on the current provisions of the Code and regulations are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the 2020 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options.

Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the ISO holding period).

However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.

Non-Qualified Options.

Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options, will be treated as options that are not incentive stock options.

A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee’s compensation income.

An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

Stock Grants.

With respect to stock grants under the 2020 Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Stock Units.

The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits

The following table shows the total number of annual awards expected to be made under the 2020 Plan to our non‑employee directors as described under “Director Compensation” beginning on page 27, which awards are subject to the approval of the 2020 Plan by our stockholders.

Name and Position	Stock Awards (1)
Non-Employee Directors	8,000
(1)	Pursuant to Non-Employee Director Compensation Policy

Except as set forth in the table above, the amount of any future grants under the 2020 Plan are subject to the discretion of the Compensation Committee, and therefore future awards to our named executive officers and other employees under the 2020 Plan are not determinable.

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to approve the 2020 Plan. Broker non-votes and any abstentions will have no effect on the results of this vote.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE DERMTECH, INC. 2020 EQUITY INCENTIVE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE 2020 EQUITY INCENTIVE PLAN UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 3

APPROVAL OF THE DERMTECH, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

General

On April 12, 2020, our Board unanimously approved, subject to stockholder approval at the Annual Meeting, the adoption of the DermTech, Inc. 2020 Employee Stock Purchase Plan, or the ESPP. The ESPP provides eligible employees with the opportunity to purchase shares of our common stock at a discount, on a tax-favored basis, through regular payroll deductions in compliance with Section 423 of the Code.

The Board believes it is in the best interest of the Company and its stockholders that the ESPP be approved. If approved, eligible employees who elect to participate in the ESPP will first be granted options to purchase common stock under the ESPP on September 1, 2020, unless an alternative later date is determined by our Board.

The ESPP allows all of the full-time and certain part-time employees of the Company and its designated subsidiaries to purchase shares of our common stock at a discount to fair market value. Employees will purchase shares in August and February of each year using funds deducted from their paychecks during the preceding six months. The ESPP is expected to be an important component of the benefits package that we offer to our employees. We believe that the ESPP will aid us in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in our success.

Summary of Material Features of the ESPP

The following description of the material features of the ESPP is intended to be a summary only. This summary is qualified in its entirety by the full text of the ESPP that is attached to this proxy statement as Appendix B.

Administration.

The ESPP will be administered by our Compensation Committee. The Compensation Committee and our Board has authority to interpret the ESPP and to make all other determinations necessary or advisable in administering it, including, without limitation, adopting sub-plans applicable to specific designated subsidiaries or locations, which sub plans may be designed to be outside the scope of Section 423 of the Code.

Eligibility.

All full-time employees and certain part-time employees of the Company and its designated subsidiaries who have been continuously employed for at least one (1) month prior to an offering date will be eligible to participate in the ESPP. For part-time employees of the Company to be eligible, they must have customary employment of more than five months in any calendar year and more than 20 hours per week. However, no employee shall be eligible to participate to the extent that, immediately after the grant, (i) that employee would own stock and/or options or securities to purchase stock possessing 5% or more of the combined voting power or the value of all classes of capital stock of the Company, or (ii) his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate that exceeds $25,000 for each calendar year in which such rights are outstanding and exercisable. As of April 1, 2020, approximately 66 employees of the Company will be eligible to participate in the ESPP. Participation in the ESPP is at the election of each eligible employee and the amounts received by a participant under the ESPP depend on the fair market value of our common stock on future dates; therefore, the benefits or amounts that will be received by any participant if the ESPP is approved by our stockholders are not currently determinable.

Shares Available for Issuance.

Assuming the ESPP is approved by our stockholders at the 2020 Annual Meeting, there will be 400,000 shares of our common stock available for issuance under the ESPP, plus an annual increase on the first day of the Company’s fiscal years beginning in 2021 and ending on the first day of 2030, equal to the lesser of (i) 300,000 shares, (ii) 1% of the shares of Company common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board, subject to adjustment upon changes in capitalization of the Company.

Participation.

To participate in the ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 15% of his or her “compensation” (i.e., total base salary and bonuses, but excluding employee benefit plans or other additional payments), in increments not less than 1%, for each full payroll period in the offering period. The maximum number of shares of common stock that may be purchased by any participant during an offering period shall equal $25,000 divided by the fair market value of our common stock on the first date of an offering period. To ensure that IRS share limitations are not exceeded, we do not accept contributions from an individual participant in excess of $21,250 per calendar year.

Purchases.

Eligible employees enroll in a six-month offering period during the open enrollment period prior to the start of that offering period. A new offering period begins approximately every March 1 and September 1. At the end of each offering period, the accumulated deductions are used to purchase shares of our common stock from us. Shares are purchased at a price equal to 85% of the lower of: (x) the fair market value of our common stock on the first business day of an offering period or (y) the fair market value of our common stock on the last business day of an offering period. On April 27, 2020, the closing market price per share of our common stock was $12.40 as reported by The Nasdaq Stock Market.

Termination of Employment.

If a participating employee voluntarily resigns or is terminated prior to the last day of an offering period, the employee’s option to purchase terminates and the amount in the employee’s account is returned to the employee.

Transferability.

Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent or distribution to a designated beneficiary upon the participant’s death) by the participant.

Adjustments upon Change in Capitalization.

Subject to any required action by our stockholders, the number of shares of common stock covered by unexercised options under the ESPP, the number of shares of common stock which have been authorized for issuance under the ESPP, but are not yet subject to options, the maximum number of shares of common stock that may be purchased by a participant in an offering period, as well as the price per share of common stock covered by each unexercised option under the ESPP, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock.

In the event of the proposed dissolution or liquidation of the Company, any offering period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by our Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation unless our Board determines, in its sole discretion and in lieu of such assumption or substitution, to shorten an offering period then in progress.

Participation Adjustment.

If the number of unsold shares that are available for purchase under the ESPP is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee’s account after such exercise are refunded to the employee, without interest.

Amendment.

The Board may amend the ESPP at any time and in any respect unless stockholder approval of the amendment in question is required under Section 423 of the Code, any national securities exchange or system on which our common stock is then listed or reported, or under any other applicable laws, rules, or regulations.

Termination.

The Board may terminate the ESPP at any time and for any reason or for no reason, provided that no termination shall impair any rights of participating employees that have vested at the time of termination. Without further action of the Board, the ESPP shall terminate on May 26, 2030 or, if earlier, at such time as all shares of common stock that may be made available for purchase under the ESPP have been issued.

U.S. Federal Income Tax Consequences.

The following discussion briefly describes the material U.S. federal income tax consequences of the ESPP generally applicable to the Company and to participants who are subject to U.S. federal taxation. The discussion is general in nature and does not address issues relating to the tax circumstances of any individual participant or any participant who is not subject to U.S. federal taxation. The discussion is based on the Code, applicable Treasury regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the ESPP.

The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421(a) and 423(a) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased) or the participant dies while holding the shares, whether before or after the participant has met the foregoing holding periods, then the participant generally will recognize ordinary income measured as the lesser of:

•	the excess of the fair market value of the shares at the time of such disposition or death over the purchase price paid for the shares, and
•	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to the Company.

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal is required to approve the ESPP. Broker non-votes and any abstentions will have no effect on the results of this vote.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE DERMTECH, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH PROPOSAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 4

TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING SERIES B‑1 CONVERTIBLE PREFERRED STOCK AND SERIES B‑2 CONVERTIBLE PREFERRED STOCK ISSUED BY US PURSUANT TO THE TERMS OF THE SECURITIES PURCHASE AGREEMENT DATED FEBRUARY 28, 2020 BETWEEN THE COMPANY AND THE PURCHASERS IDENTIFIED THEREIN, IN AN AMOUNT EQUAL TO OR IN EXCESS OF 20% OF OUR COMMON STOCK THEN OUTSTANDING.

Background and Description of the 2020 PIPE Financing

On February 28, 2020, the Company entered into a securities purchase agreement, or the Purchase Agreement, with certain institutional investors, or the Investors, for a private placement of the Company’s equity securities for the purchase and sale of 2,467,724 shares of common stock, or the Common Shares, at a price of $10.50 per share, 3,198.9419 shares of Series B‑1 Convertible Preferred Stock, or the Series B‑1 Shares, at a price of $10,500.00 per share, and 523.8094 shares of Series B‑2 Convertible Preferred Stock, or the Series B‑2 Shares, at a price of $10,500.00 per share, for aggregate gross proceeds of approximately $65.0 million, and net proceeds to the Company of approximately $60.0 million, after deducting estimated offering expenses payable by the Company, or the 2020 PIPE Financing. The Series B‑1 Shares and Series B‑2 Shares are collectively referred to herein as the Preferred Shares. The Preferred Shares were issued at a closing on March 4, 2020 pursuant to the terms of the Purchase Agreement.

Prior to the closing of the 2020 PIPE Financing, the Company designated (i) 3,200 shares of its authorized and unissued preferred stock as Series B‑1 Convertible Preferred Stock by filing the Series B‑1 Certificate of Designation with the Delaware Secretary of State and (ii) 525 shares of its authorized and unissued preferred stock as Series B‑2 Convertible Preferred Stock by filing the Series B‑2 Certificate of Designation with the Delaware Secretary of State.

Each Series B‑1 Share will be convertible into 1,000 shares of Company common stock, subject to adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series B‑1 Convertible Preferred Stock, or the Series B‑1 Certificate of Designation. Each Series B‑1 Share will automatically convert into Company common stock on the first trading day after the approval of the 2020 PIPE Financing by the stockholders of the Company, or the Stockholder Approval, which the Company agreed to seek at a stockholder meeting to be held on or before June 30, 2020, and we are seeking such approval in this Proposal 4. The Company will not undertake any conversion of the Series B‑1 Convertible Preferred Stock, and no stockholder will have the right to convert any portion of its Series B‑1 Convertible Preferred Stock, until after the Company obtains the Stockholder Approval.

Each Series B‑2 Share will be convertible into 1,000 shares of Company common stock, subject to adjustment as provided in the Certificate of Designation of Preferences, Rights and Limitations of Series B‑2 Convertible Preferred Stock, or the Series B‑2 Certificate of Designation. Each Series B‑2 Share will be convertible into our common stock at the option of the holder, provided that conversion will be prohibited (i) until the first trading day after the Stockholder Approval and (ii) following the Stockholder Approval, if, as a result of any such conversion, the holder would beneficially own in excess of 9.99% of the total number of shares of Company common stock outstanding immediately after giving effect to such conversion. We refer to the conversion limitation described in clause (ii) of the preceding sentence as the Beneficial Ownership Limitation. A holder of Series B‑2 Shares may reset the Beneficial Ownership Limitation to a higher or lower number upon providing written notice to the Company. Any such notice providing for an increase to such Holder’s Beneficial Ownership Limitation will be effective on the 61st day after its delivery to the Company.

The Preferred Shares have no voting rights, except as required by law and except that (i) the consent of the holders of a majority of the then outstanding Series B-1 Shares is required to amend the terms of the Series B-1 Certificate of Designation and (ii) the consent of the holders of a majority of the then outstanding Series B-2 Shares is required to amend the terms of the Series B-2 Certificate of Designation. The holders of the Preferred Shares are entitled to receive dividends on an as-converted basis with the holders of the Company’s common stock, when, as and if such dividends are paid on the Company’s common stock. In the event of any liquidation, dissolution or winding-up of the Company, the holders of the Preferred Shares will participate pari passu with the holders of the Company’s common stock, on an as-converted basis.

The Common Shares are identical to all other shares of Company common stock, but the Purchase Agreement prohibits the Investors and any transferees from voting the Common Shares on this Proposal 4 or on any future proposal for the Stockholder Approval.

The Purchase Agreement obligates us to indemnify the Investors and various related parties for certain losses including those resulting from (i) any misrepresentation or breach of any representation or warranty made by us, (ii) any breach of any obligation of ours, and (iii) certain claims by third parties. The Purchase Agreement contains representations and warranties of us and the Investors that are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on our part that are typical for transactions of this type.

Under the Purchase Agreement, we agreed to hold a special meeting of stockholders (which requirement could be satisfied instead through the 2020 Annual Meeting of Stockholders) on or before June 30, 2020 for the purpose of obtaining Stockholder Approval, with the recommendation of the Board that such proposal be approved.  We agreed that we would solicit proxies from our stockholders in connection with such proposal in the same manner as all other management proposals in the proxy statement and that all management-appointed proxyholders would vote their proxies in favor of such proposal. We further agreed to use our reasonable best efforts to obtain Stockholder Approval. If we do not obtain Stockholder Approval at this first meeting, we have agreed to call a meeting of stockholders every four months thereafter to seek Stockholder Approval until Stockholder Approval is obtained.

The Company entered into a registration rights agreement, or the Registration Rights Agreement, with the Investors at the closing of the 2020 PIPE Financing that requires the Company to register the resale of the Common Shares and the shares of Company common stock underlying the Preferred Shares. The Registration Rights Agreement provides that the Company shall prepare and file a registration statement with the Securities and Exchange Commission, or the SEC, within 60 days of the closing of the 2020 PIPE Financing, and use commercially reasonable efforts to have such registration statement declared effective within 90 days if there is no review by the SEC, or within 120 days in the event of such a review.

The Purchase Agreement, the Certificates of Designation and the Registration Rights Agreement were filed with our Current Report on Form 8-K filed with the SEC on March 2, 2020.

Certain holders of more than 5% of the Company’s capital stock and their affiliates, as well as an affiliate of a director of the Company, participated in the 2020 PIPE Financing. Entities affiliated with RTW Investments L.P. purchased an aggregate of 152,456 shares of our common stock and 228.4963 Series B‑1 Shares for a cash purchase price of approximately $4.0 million. Entities affiliated with Farallon Capital Management, L.L.C. purchased an aggregate of 523.8094 Series B‑2 Shares for a cash purchase price of approximately $5.5 million. HLM Venture Partners IV, L.P. purchased an aggregate of 76,228 shares of our common stock and 114.2481 Series B‑1 Shares for a cash purchase price of approximately $2.0 million. Enrico Picozza, a director of the Company, has a pecuniary interest in HLM Venture Associates IV, LLC, the general partner of HLM Venture Partners IV, L.P. Mr. Picozza disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Reasons for the Financing

As of December 31, 2019, our cash balance was approximately $15.4 million. In the fourth quarter of 2019, our Board determined that it was advisable to raise additional funds to support our continuing operations and to provide working capital for general corporate purposes.

We believe that the financing, which yielded gross proceeds of approximately $65.0 million, was advisable in light of the Company’s cash balance and funding requirements at the time. We also believe that the terms were reasonable in light of market conditions and the size and type of the financing. In addition, at the time of the financing, our Board considered alternatives to the transaction, none of which, in the opinion of our Board, would have resulted in aggregate terms equivalent to, or more favorable than, the terms obtained in the financing.

Effect of Issuance of Additional Shares of Common Stock

The potential issuance of the aggregate of 3,722,752 shares of our common stock underlying (i) the Series B‑1 Shares (an aggregate of 3,198,942 shares of our common stock), and (ii) the Series B‑2 Shares (523,810 shares of our common stock), would result in an increase in the number of shares of our common stock outstanding, and our stockholders will incur dilution of their percentage ownership upon the automatic conversion of the Series B‑1 Shares and to the extent that the Investors convert their Series B‑2 Shares.

Proposal to Approve Issuance of Additional Shares of Common Stock

Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of our common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of our common stock or 20% or more of the voting power outstanding before the issuance for less than the market value of the stock.

Prior to closing the 2020 PIPE Financing, we had 12,345,798 shares of our common stock outstanding. Therefore, the potential issuance of 3,722,752 shares of our common stock underlying (i) the Series B‑1 Shares (an aggregate of 3,198,942 shares of our common stock), and (ii) the Series B‑2 Shares (523,810 shares of our common stock), together with the 2,467,724 Common Shares issued at the closing of 2020 PIPE Financing on March 4, 2020 (such Common Shares representing approximately 19.9% of the shares of our common stock outstanding prior to giving effect to the financing), for an aggregate of 6,190,476 shares of our common stock, would have constituted approximately 50.1% of the shares of our common stock outstanding prior to giving effect to the financing.

Conversion of the Series B-1 Shares and Series B-2 Shares will result in a significant increase in the number of shares of our common stock outstanding, and, as a result, our current stockholders will own a smaller percentage of outstanding shares of our common stock and will experience a significant reduction in the percentage interests in voting power. Further, the issuance or resale of our common stock issued to the holders of Preferred Shares could cause the market price of our common stock to decline.

Consequences of Not Approving This Proposal

If our stockholders do not approve this proposal, the Preferred Shares will not be convertible into shares of our common stock. If we do not obtain Stockholder Approval at the Annual Meeting, we have agreed under the Purchase Agreement to call a meeting of stockholders every four months thereafter to seek Stockholder Approval until Stockholder Approval is obtained.

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, on this proposal, is required to approve, the issuance of shares of our common stock underlying the Series B-1 Shares and Series B-2 Shares, in an amount equal to or in excess of 20% of our common stock outstanding before the issuance of such Series B-1 Shares and Series B-2 Shares, in satisfaction of the Nasdaq Listing Rule 5635(d). In accordance with applicable Nasdaq rules, the holders of the Common Shares (as defined above) have agreed not vote such Common Shares on this proposal. Broker non-votes and any abstentions will have no effect on the results of this vote.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING THE SERIES B‑1 SHARES AND SERIES B‑2 SHARES, IN AN AMOUNT EQUAL TO OR IN EXCESS OF 20% OF OUR COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF SUCH SERIES B‑1 SHARES AND SERIES B‑2 SHARES, IN SATISFACTION OF NASDAQ LISTING RULE 5635(D), AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROVIDED, HOWEVER, THAT IF A STOCKHOLDER HAS SHARES OF COMMON STOCK THAT ARE NOT ENTITLED TO VOTE ON THIS PROPOSAL 4, ANY SHARES THAT ARE ENTITLED TO VOTE ON PROPOSAL 4 WILL BE VOTED IN THE MANNER SPECIFIED ON SUCH STOCKHOLDER’S PROXY ON THIS PROPOSAL 4, AND ANY SHARES THAT ARE NOT ENTITLED TO VOTE ON PROPOSAL 4 WILL BE VOTED ABSTAIN ON THIS PROPOSAL 4.

PROVIDED, FURTHER, THAT IF A STOCKHOLDER HAS SHARES OF COMMON STOCK THAT ARE NOT ENTITLED TO VOTE ON THIS PROPOSAL 4 AND SUCH STOCKHOLDER DOES NOT SPECIFY ON THE PROXY HOW SUCH STOCKHOLDER’S SHARES ARE TO BE VOTED ON THIS PROPOSAL 4, ANY SHARES THAT ARE ENTITLED TO VOTE ON PROPOSAL 4 WILL BE VOTED IN FAVOR OF THIS PROPOSAL 4, AND ANY SHARES THAT ARE NOT ENTITLED TO VOTE ON PROPOSAL 4 WILL BE VOTED ABSTAIN ON THIS PROPOSAL 4.

PROPOSAL 5

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

We are asking our stockholders to approve an amendment, or the Amendment, to our certificate of incorporation. The following description is a summary only and is qualified in its entirety by reference to the complete text of the Amendment appended to this proxy statement as Appendix C, which we encourage our stockholders to read in its entirety.

The Amendment would amend Article Twelfth of our certificate of incorporation to add that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act. On March 18, 2020, the Delaware Supreme Court ruled that provisions of a Delaware corporation’s certificate of incorporation that designate a federal forum for securities claims brought pursuant to the Securities Act, or federal forum provisions, are valid and enforceable under Delaware law, or the March 2020 Ruling. The Amendment includes provisions consistent with the March 2020 Ruling.

Various U.S. Supreme Court cases offer support for the argument that federal forum provisions do not violate federal policy. However, the March 2020 Ruling applies only to claims brought in Delaware state courts, and it is not binding on any other state court or the federal courts. Therefore, we are unable to predict whether a state court in any other state or a federal court would enforce a federal forum provision such as the one set forth in the Amendment.

We are proposing adoption of the Amendment to reduce the costs and inefficiencies to the Company that would result from a Securities Act claim being litigated in both state and federal courts, which is permissible under our current certificate of incorporation. Such simultaneous state and federal litigation could also result in inconsistent judgments and rulings, and adopting the Amendment could reduce this risk. However, the federal forum provision set forth in the Amendment may discourage Securities Act claims or limit a stockholder’s ability to submit claims in a judicial forum that the stockholder finds favorable, and may result in additional costs for a stockholder seeking to bring such a claim.

The Board has unanimously approved, and recommends that our stockholders approve, the Amendment.

The affirmative vote of a majority of our outstanding common stock is required to approve the Amendment. Broker non-votes and any abstentions will be treated as votes against this proposal.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 6

RATIFY THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020. The Board proposes that the stockholders ratify this appointment.

In deciding to appoint KPMG LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG LLP and concluded that KPMG LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2020.

We expect that representatives of KPMG LLP will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

The following table shows the fees billed by KPMG LLP for the audit of our annual financial statements for the last two fiscal years and for other services rendered by KPMG LLP to the Company during our last two fiscal years. As discussed below, there was a change in our principal accountant during 2019, and in accordance with SEC guidance, the fee disclosure is only made with respect to KPMG LLP, the accountant who rendered an audit opinion on our annual financial statements for the year ended December 31, 2019.

	Fiscal Year 2019	Fiscal Year 2018
Audit Fees (1)	1,286,658	351,238
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	1,286,658	351,238

(1)

Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements, the review of the Company’s quarterly financial statements, the review of the Company’s registration statements on Form S-1, S-3, S-4 and S-8, and audit services provided in connection with other regulatory filings.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for pre-approving all audit and non-audit services to be performed by our independent auditors. The policy requires pre-approval of all services rendered by our independent auditors either as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on a case-by-case basis. The Audit Committee has authorized its Chair to pre-approve individual expenditures of audit and non-audit services. Any pre-approval decision must be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. All audit fees for 2019 and 2018 described above were pre-approved by the Audit Committee.

Changes in the Company’s Certifying Accountant

On September 4, 2019, the Audit Committee approved the dismissal of Marcum LLP, or Marcum, as our independent registered public accounting firm, effective as of September 4, 2019. Marcum had served as Constellation’s independent registered public accounting firm for the fiscal years ended March 31, 2019 and 2018 and the subsequent periods through September 4, 2019.

The audit reports of Marcum on Constellation’s financial statements for the fiscal years ended March 31, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph in each such report regarding substantial doubt about our ability to continue as a going concern. During Constellation’s fiscal years ended March 31, 2019 and 2018, and the subsequent periods through September 4, 2019, the date of Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within Constellation’s two most recent fiscal years and the subsequent interim periods through September 4, 2019.

We delivered a copy of Item 4.01(a) to our Current Report on Form 8-K filed on September 5, 2019 to Marcum on September 4, 2019 and requested a letter addressed to the SEC stating whether or not it agreed with the statements made in response to the Item and, if not, stating the respects in which it did not agree. Marcum responded with a letter dated September 5, 2019, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed on September 5, 2019 stating that Marcum agreed with the statements set forth above.

On September 4, 2019, the Audit Committee authorized the appointment of KPMG LLP as our new independent registered public accounting firm for the fiscal year ending December 31, 2019, and KPMG LLP was appointed as our independent registered public accounting firm. During Constellation’s fiscal years ended March 31, 2019 and 2018, and the subsequent interim period through September 4, 2019, neither Constellation, nor anyone on Constellation’s behalf, consulted KPMG LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on Constellation’s financial statements, and no written report or oral advice was provided to Constellation that KPMG LLP concluded was an important factor considered by Constellation in reaching Constellation’s decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast, affirmatively or negatively, on this proposal is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our principal executive officer and principal financial and accounting officer. The text of the code of conduct and ethics is posted on our website at www.dermtech.com and will be made available to stockholders without charge, upon request, in writing to Investor Relations at DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors and principal executive, financial and accounting officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendment or waiver is then permitted by the rules of the Nasdaq Capital Market.

OTHER MATTERS

The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2021 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than December 30, 2020, which is 120 days prior to the date that is one year from this year’s mailing date. To be considered for presentation at the 2021 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than January 26, 2021, 120 days prior to the date that is one year from this year’s meeting date and no later than February 25, 2021, 90 days prior to the date that is one year from this year’s meeting date.  Proposals that are not received in a timely manner will not be voted on at the 2021 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC.  All stockholder proposals should be marked for the attention of Secretary, DermTech, Inc., 11099 N. Torrey Pines Road, Suite 100, La Jolla, CA 92037.

La Jolla, California

April 29, 2020

Appendix A

DermTech, Inc.

2020 Equity Incentive Plan

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this DermTech, Inc. 2020 Equity Incentive Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.

Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non‑feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant.  The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s common stock, $0.0001 par value per share.

Company means DermTech, Inc., a Delaware corporation.

Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Exchange Act means the United States Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

If the Common Stock is listed on a national securities exchange or traded in the over‑the‑counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the Common Stock is not traded on a national securities exchange but is traded on the over‑the‑counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Common Stock is neither listed on a national securities exchange nor traded in the over‑the‑counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

ISO means a stock option intended to qualify as an incentive stock option under Section 422 of the Code.

Non‑Qualified Option means a stock option which is not intended to qualify as an ISO.

Option means an ISO or Non‑Qualified Option granted under the Plan.

Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.

Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.

Plan means this DermTech, Inc. 2020 Equity Incentive Plan.

Securities Act means the United States Securities Act of 1933, as amended.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan.  The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan—an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate.  The Plan provides for the granting of ISOs, Non‑Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

(a)The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 1,900,000 shares of Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company’s Amended and Restated 2010 Stock Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after May 26, 2020, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of this Plan; provided, however, that no more than 1,400,000 shares underlying outstanding awards under the 2010 Stock Plan shall be added to the Plan pursuant to subsection (ii).

(b)Notwithstanding Subparagraph (a) above, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2021, and ending on the second day of fiscal year 2025, the number of Shares that may be issued from time to time pursuant to the Plan, shall be increased by an amount equal to the lesser of (i) 3.5% of the number of outstanding shares of Common Stock on such date and (ii) an amount determined by the Administrator.  Notwithstanding the foregoing, the maximum number of Shares that may be issued as ISOs under the Plan shall be 75,000,000.

(c)If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan.  If a Stock Right is exercised, in whole or in part, by tender or withholding of Shares or if the Company or an Affiliate’s tax withholding obligation is satisfied by the tender or withholding of Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the net number of Shares actually issued.  Shares repurchased by the Company with the proceeds of the option exercise price may not be reissued under the Plan.  However, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code.

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator.  Subject to the provisions of the Plan, the Administrator is authorized to:

(a)Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

(b)Determine which Employees, directors and Consultants shall be granted Stock Rights;

(c)Determine the number of Shares for which a Stock Right or Stock Rights shall be granted provided however that in no event shall Stock Rights to be granted to any non-employee director under the Plan in any calendar year exceed an aggregate grant date fair value of $600,000, except that the foregoing limitation shall not apply to awards granted (i) pursuant to an election by a non-employee director to receive the award in lieu of cash for all or a portion of cash fees to be received for service on the Board or any Committee thereof or (ii) in connection with a non-employee director initially joining the Board of Directors;

(d)Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

(e)Amend any term or condition of any outstanding Stock Right, other than reducing the exercise price or purchase price or extending the expiration date of an Option, provided that (i) such term or condition as amended is not prohibited by the Plan; (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors; and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, the annual vesting limitation contained in Section 422(d) of the Code and described in Paragraph 6(b)(iv) below with respect to ISOs and pursuant to Section 409A of the Code;

(f)Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards in compliance with (d) above; and

(g)Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of potential tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs.  Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee.  In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time.  Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted.  Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right.  ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes.  Non‑Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate.  The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant.  The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto.  The Option Agreements shall be subject to at least the following terms and conditions:

(a)Non‑Qualified Options:  Each Option intended to be a Non‑Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non‑Qualified Option:

(i)

Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(ii)	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
(iii)

Vesting:  Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.

(iv)

Additional Conditions:  Exercise of any Option may be conditioned upon the Participant’s execution of a shareholders agreement in a form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and
B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.
(v)	Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.

(b)ISOs:  Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

(i)	Minimum Standards: The ISO shall meet the minimum standards required of Non‑Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (v) thereunder.
(ii)	Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

(iii)	Term of Option: For Participants who own:
A.

10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.

More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)

Limitation on Yearly Exercise:  The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant.  The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

(b)Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c)Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any;

8.	TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units.  The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant.  The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.  Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued. Under no circumstances may the Agreement covering stock appreciation rights (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Common Stock on the date of grant or (b) expire more than ten years following the date of grant.

The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code.  Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.	PERFORMANCE-BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award.  No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee.  The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

10.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement.  Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement.  Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be).  In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.  The Shares shall, upon delivery, be fully paid, non-assessable Shares.

11.	PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement.  In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

12.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.

13.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value.  Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO.  The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph.  Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

(a)A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

(b)Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

(c)The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

(d)Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

(e)A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.

(f)Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

(a)All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

(b)Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination.  If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

16.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:

(a)A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled.  The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

(b)A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

(c)The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination).  If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

17.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:

(a)In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died.  The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

(b)If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

18.	EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.

For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

19.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATh or DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.

20.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

(a)All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

(b)Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination.  If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

21.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability:  to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled.  The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination).  If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.	EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate:  to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died.  The proration shall be based upon the number of days accrued prior to the Participant’s date of death.

23.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue Shares under the Plan unless and until the following conditions have been fulfilled:

(a)The person who receives a Stock Right shall warrant to the Company, prior to the receipt of Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant of a Stock Right:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b)At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.

24.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.  Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

25.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.

(a)Stock Dividends and Stock Splits.  If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events.  The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

(b)Corporate Transactions.  If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof.  For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity.  In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived upon such Corporate Transaction).

In taking any of the actions permitted under this Paragraph 25(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.

(c)Recapitalization or Reorganization.  In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

(d)Adjustments to Stock-Based Awards.  Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs.  The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 25, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive. Notwithstanding the foregoing, any adjustments shall be made only after the Administrator determines whether such adjustments would cause any adverse tax consequences for the holders of Stock-Based Awards, including, but not limited to, pursuant to Section 409A of the Code.

(e)Modification of Options.  Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph (a), (b) or (c) above with respect to Options shall be made only after the Administrator determines whether such adjustments would (i) constitute a “modification” of any ISOs (as that term is defined in Section 424(h) of the Code) or (ii) cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code.  If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may in its discretion refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the Option.  This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

26.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights.  Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

27.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

28.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law).  For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise.  If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer or allow for payroll withholding.

29.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO.  A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code.  If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30.	TERMINATION OF THE PLAN.

The Plan will terminate on April 12, 2030, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company.  The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination.  Termination of the Plan shall not affect any Stock Rights theretofore granted.

31.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company.  The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 of the Code and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers.  Other than as set forth in Paragraph 25 of the Plan, at any time when the exercise price of such Option is above the fair market value of a share, the Administrator may not without shareholder approval reduce the exercise price of an Option or cancel any outstanding Option of Common Stock in exchange for (i) a replacement option having a lower exercise price, (ii) a Stock Grant, (iii) any other Stock-Based Award or (iv) for cash.  In addition the Administrator shall not take any other action that is considered a direct or indirect “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles.  Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right.  With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan.  In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.  Nothing in this Paragraph 31 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 25.

32.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

33.	SECTION 409A.

If a Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of his separation from service, to the extent any payment under this Plan or pursuant to the grant of a Stock-Based Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, no payments due under this Plan or pursuant to a Stock-Based Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

The Administrator shall administer the Plan with a view toward ensuring that Stock Rights under the Plan that are subject to Section 409A of the Code comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A of the Code, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to a Stock Right, whether by reason of a failure to satisfy the requirements of Section 409A of the Code or otherwise.

34.	INDEMNITY.

Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

35.	CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.

36.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Appendix B

DermTech, Inc.

2020 Employee Stock Purchase Plan

The following constitute the provisions of the 2020 Employee Stock Purchase Plan (the "Plan") of DermTech, Inc. (the "Company").

1.Purpose. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company.  It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.Definitions.

(a)"Board" shall mean the Board of Directors of the Company, or a committee of the Board of Directors named by the Board to administer the Plan.

(b)"Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

(c)"Common Stock" shall mean the common stock, $0.0001 par value per share, of the Company.

(d)"Company" shall mean DermTech, Inc., a Delaware corporation.

(e)"Compensation" shall mean the regular rate of salary or wages received by the Employee from the Company or a Designated Subsidiary that is taxable income for federal income tax purposes, including payments for overtime and shift premium, incentive compensation, incentive payments, bonuses and commissions, but excluding relocation, expense reimbursements, tuition or other reimbursements, other non-cash W-2 compensation (i.e. disqualifying dispositions, equity grants, equity exercises or settlements), or compensation received from the Company or a Designated Subsidiary. For purposes of determining a participant’s Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 (i.e. pre-tax cafeteria plan contributions) or 401(k) (i.e. pre-tax retirement contributions) of the Code (or in foreign jurisdictions, equivalent salary deductions) shall be treated as if the participant did not make such election and as if such reductions were not made. In other words ESPP Contributions are calculated on pre-tax Compensation but are withheld on a post-tax basis.  Pre-tax contributions, including but not limited to those under Section 125 and 401(k), are withheld first, and ESPP Contributions are withheld only if the remaining post-tax Compensation can satisfy the elected ESPP Contribution percentage.

(f)"Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee.  Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(g)"Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.

(h)"Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(i)"Employee" shall mean any person who is employed by the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

(j)"Exercise Date" shall mean the last business day of each Offering Period or Purchase Period of the Plan.

(k)“Exercise Price” shall mean with respect to an Offering Period, an amount equal to 85 % of the fair market value (as defined in Paragraph 7(b)) of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

(l)"Offering Date" shall mean the first business day of each Offering Period of the Plan.

(m)"Offering Period" shall mean a period of six months with respect to which the right to purchase Common Stock may be granted under the Plan, and as determined by the Board as set forth in Paragraph 4 of the Plan.

(n)"Plan" shall mean this DermTech, Inc. Employee Stock Purchase Plan.

(o)“Purchase Period” shall mean a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined by the Board. The Board shall have the power to change the duration of Purchase Periods.

(p)"Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.Eligibility.

(a)Any person who has been continuously employed as an Employee for 1 month as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan and further, subject to the requirements of Paragraph 5(a) and the limitations imposed by Section 423(b) of the Code.  All Employees granted options under the Plan with respect to any Offering Period will have the same rights and privileges except for any differences that may be permitted pursuant to Section 423.

(b)Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in Paragraph 7(b) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. In addition, the maximum number of shares of Common Stock that may be purchased by any participant during an Offering Period shall equal $25,000 divided by the fair market value of the Common Stock on the first trading day of such Offering Period, which price shall be adjusted if the price per share is adjusted pursuant to Paragraph 18. Any option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Paragraph 3(b).

4.Offering Periods.  The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on September 1 and March 1 of each year or the first business day thereafter (or at such other time or times as may be determined by the Board), and ending February 28 (or the 29th if February has 29 days) and August 31 of each year. Each Offering Period shall consist of one (1) six-month Purchase Period during which payroll deductions of the participants are accumulated under this Plan. The Board shall have the power to change the Offering Dates, the Exercise Dates, the duration of Offering Periods (provided that an Offering Period will in no event be longer than twenty-seven (27) months) or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Board.  The initial Offering Period shall commence on September 1, 2020.

5.Participation.

(a)An eligible Employee may become a participant in the Plan by completing an Enrollment Form provided by the Company and filing it with the Company or its designee at least fifteen (15) days prior to the applicable Offering Date, unless a later time for filing the Enrollment Form is set by the Board for all eligible Employees with respect to a given Offering Period.  The Enrollment Form and its submission may be electronic as directed by the Company.  The Enrollment Form shall set forth the percentage of the participant's Compensation (which shall be not less than one percent (1%) and not more than fifteen percent (15%), in increments not less than one percent (1%), to be paid as Contributions pursuant to the Plan.

(b)Payroll deductions shall commence with the first payroll or as soon as practicable following the Offering Date, unless a later time is set by the Board with respect to a given Offering Period, and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated as provided in Paragraph 10.

6.Method of Payment of Contributions.

(a)Each participant shall elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than one percent (1%) and not more than fifteen percent (15%), in increments not less than one percent (1%), of such participant's Compensation on each such payroll (or such other percentage as the Board may establish from time to time before an Offering Date).  All payroll deductions made by a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(b)A participant may discontinue his or her participation in the Plan as provided in Paragraph 10, or, on one occasion only during the Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate.  The change in rate shall be effective as of the beginning of the next payroll period or as soon as practicable following the date of filing of the new Enrollment Form, if the Enrollment Form is submitted at least fifteen (15) days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

(c)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Paragraph 3(b), a participant’s payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $21,250.  Payroll deductions shall recommence at the rate provided in such participant’s Enrollment Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Paragraph 10.

7.Grant of Option.

(a)On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period a number of shares of the Common Stock determined by dividing such Employee's Contributions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Exercise Price; provided however, that such purchase shall be subject to the limitations set forth in Paragraphs 3(b) and 12.  The fair market value of a share of the Common Stock shall be determined as provided in Paragraph 7(b).

(b)The fair market value of the Common Stock on a given date shall be (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable reporting system; or (ii) if the Common Stock is not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and asked prices per share of the Common Stock at the close of trading in the over-the-counter market.

8.Exercise of Option.  Unless a participant withdraws from the Plan as provided in Paragraph 10, his or her option for the purchase of shares will be exercised automatically on each Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated Contributions in his or her account.  If a fractional number of shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Exercise Date, unless the participant requests a cash payment.  The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date.  During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.Delivery.  Upon the written request of a participant, certificates representing the shares purchased upon exercise of an option will be issued as promptly as practicable after the Exercise Date of each Offering Period to participants who wish to hold their shares in certificate form, except that the Board may determine that such shares shall be held for each participant's benefit by a broker designated by the Board.  Any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full Share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Paragraph 10 below.  Any other amounts left over in a participant’s account after an Exercise Date shall be returned to the participant.

10.Withdrawal; Termination of Employment.

(a)A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice, or electronic submission of withdrawal, to the Company or its designee no later than 3 business days prior to each Exercise Date.  All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

(b)Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Paragraph 14, and his or her option will be automatically terminated.

(c)In the event an Employee fails to remain in Continuous Status as an Employee for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d)A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

11.Interest.  No interest shall accrue on the Contributions of a participant in the Plan.

12.Stock.

(a)The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 400,000 shares, plus an annual increase on the first day of each of the Company’s fiscal years beginning in 2021 and ending on the first day of 2030, equal to the lesser of (i) 300,000 shares, (ii) one percent (1%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 18.  If the total number of shares which would otherwise be subject to options granted pursuant to Paragraph 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised), the Company shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable.  Any amounts remaining in an Employee's account not applied to the purchase of shares pursuant to this Paragraph 12 shall be refunded on or promptly after the Exercise Date.  In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

(b)The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

13.Administration.  The Board shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, to correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan and to make all other determinations necessary or advisable for the administration of the Plan, including without limitation, adopting subplans applicable to particular Designated Subsidiaries or locations, which subplans may be designed to be outside the scope of Section 423 of the Code..

14.Designation of Beneficiary.

(a)A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash.  In addition, a participant may designate a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to each Exercise Date of the Offering Period.  If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.  Beneficiary designations shall be made either in writing or by electronic delivery as directed by the Company.

(b)Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which may be electronic.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.Transferability.  Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Paragraph 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10.

16.Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.Reports.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be provided to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.Adjustments upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by unexercised options under the Plan, the number of shares of Common Stock which have been authorized for issuance under the Plan but are not yet subject to options under Paragraph 12(a) and the number of shares of Common Stock subject to annual increase under Paragraph 12(a) (collectively, the "Reserves"), the maximum number of shares of Common Stock that may be purchased by a participant in an Offering Period set forth in Paragraph 3(b) as well as the price per share of Common Stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date").  If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Paragraph 10.  For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or other reorganization, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets, merger or other reorganization, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or other reorganization by holders of Common Stock for each share of Common Stock held on the effective date of such transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or other reorganization.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19.Amendment or Termination.

(a)The Board may at any time terminate or amend the Plan.  Except as provided in Paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board’s setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the Plan.  In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.Conditions upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Information Regarding Disqualifying Dispositions.  By electing to participate in the Plan, each participant agrees to provide any information about any transfer of shares of Common Stock acquired under the Plan that occurs within two years after the first business day of the Offering Period in which such shares were acquired as may be requested by the Company or any Subsidiaries in order to assist it in complying with the tax laws.

23.Right to Terminate Employment.  Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of such Employee.

24.Rights as a Stockholder.  Neither the granting of an option nor a deduction from payroll shall constitute an Employee the owner of shares covered by an option.  No Employee shall have any right as a stockholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company's share register.

25.Term of Plan.  The Plan became effective upon its approval on May 26, 2020 and shall continue in effect through the tenth anniversary of such date, unless sooner terminated under Paragraph 19.

26.Applicable Law.  This Plan shall be governed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles.

C-1

Appendix C

Second Certificate of Amendment of the

Amended and Restated Certificate of Incorporation of

DermTech, Inc.

DermTech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is DermTech, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 27, 2019. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware on August 29, 2019 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on August 29, 2019. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2019. A Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 2, 2020. A Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 2, 2020.

2.The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting in its entirety Article TWELFTH thereof and replacing therewith the following new Article TWELFTH:

“TWELFTH:

A.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim governed by the internal affairs doctrine against the Corporation or any director, officer or other employee of the Corporation, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  This Section A of Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

B.Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.”

3.The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Second Certificate of Amendment to be advisable, (ii) adopting and approving this Second Certificate of Amendment, (iii) directing that this Second Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2020 Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Second Certificate of Amendment be approved.

4.This Second Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2020 Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

5.This Second Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

(Signature page follows)

C-2

IN WITNESS WHEREOF, DermTech, Inc. has caused this Second Certificate of Amendment to be signed by John Dobak, a duly authorized officer of the Corporation, on May __, 2020.

DERMTECH, INC., a Delaware corporation

By:
Name:	John Dobak
Title:	Chief Executive Officer

[Signature page to Certificate of Amendment]

Date: May 26, 2020 Time: 1:30 P.M. Pacific Time Access: https://proxydocs.com/DMTK Visit site for information and Registration details. ANNUAL MEETING OF DERMTECH, INC. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. For For For For 4: To approve the issuance of shares of common stock underlying Series B-1 and Series B-2 Convertible Preferred Stock issued in DermTech, Inc.’s 2020 PIPE Financing. 3: To approve the DermTech, Inc. 2020 Employee Stock Purchase Plan. 5: To amend the certificate of incorporation of DermTech, Inc. to add an exclusive federal forum clause. 6: To ratify the selection of KPMG LLP as the independent registered public accounting firm of DermTech, Inc. for the fiscal year ending December 31, 2020. 2: To approve the DermTech, Inc. 2020 Equity Incentive Plan. For For For For Against Abstain Directors Recommend Withhold Please make your marks like this: Use dark black pencil or pen only 01 Scott Pancoast Board of Directors Recommends a Vote FOR proposals 1, 2, 3, 4, 5 and 6. 1: To elect the following director to serve a three-year term expiring in 2023: Please separate carefully at the perforation and return just this portion in the envelope provided Annual Meeting of DermTech, Inc. to be held on Tuesday, May 26, 2020 for Holders as of March 30, 2020 This proxy is being solicited on behalf of the Board of Directors VOTED BY: INTERNET TELEPHONE Go To https://proxydocs.com/DMTK • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. •Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. Or MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned, revoking any previous proxies relating to these shares, hereby appoints John Dobak and Kevin Sun, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of DermTech, Inc. registered in the name provided in this proxy which the undersigned is entitled to vote on each proposal at the meeting and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this proxy. This proxy, when executed, will be voted in the manner directed herein for all shares of common stock which the undersigned is entitled to vote on each proposal. Provided, however, that if the undersigned has shares of common stock that are not entitled to vote on proposal 4, any shares that are entitled to vote on proposal 4 will be voted in the manner directed herein on proposal 4, and any shares that are not entitled to vote on proposal 4 will be voted ABSTAIN on proposal 4. If you do not specify herein how you want your shares to be voted, this proxy will be voted FOR the election of director and FOR proposals 2, 3, 4, 5 and 6. Provided, however, that if you have shares of common stock that are not entitled to vote on proposal 4 and you do not specify herein how your shares are to be voted on proposal 4, any shares that are entitled to vote on proposal 4 will be voted FOR proposal 4, and any shares that are not entitled to vote on proposal 4 will be voted ABSTAIN on proposal 4. In their discretion the proxies are authorized to vote up properly come before the meeting or any postponements or adjournments of the meeting. PROXY TABULATOR FOR DERMTECH, INC. 11099 N. TORREY PINES ROAD, SUITE 100 LA JOLLA, CA 92037 EVENT # CLIENT # OFFICE #

Proxy — DermTech, Inc. Annual Meeting of Stockholders May 26, 2020 at 1:30 P.M. Pacific Time This Proxy is Solicited on Behalf of the Board of Directors The undersigned, revoking any previous proxies relating to these shares, hereby appoints John Dobak and Kevin Sun, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of DermTech, Inc. registered in the name provided in this proxy which the undersigned is entitled to vote on each proposal at the meeting and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this proxy. This proxy, when executed, will be voted in the manner directed herein for all shares of common stock which the undersigned is entitled to vote on each proposal. Provided, however, that if the undersigned has shares of common stock that are not entitled to vote on proposal 4, any shares that are entitled to vote on proposal 4 will be voted in the manner directed herein on proposal 4, and any shares that are not entitled to vote on proposal 4 will be voted ABSTAIN on proposal 4. The purpose of the meeting is to take action on the following: 1. To elect one (1) director to serve a three-year term expiring in 2023; 2. To approve the DermTech, Inc. 2020 Equity Incentive Plan; 3. To approve the DermTech, Inc. 2020 Employee Stock Purchase Plan; 4. To approve the issuance of shares of common stock underlying Series B-1 and Series B-2 Convertible Preferred Stock issued in DermTech, Inc.’s 2020 PIPE Financing; 5. To amend the certificate of incorporation of DermTech, Inc. to add an exclusive federal forum clause; 6. To ratify the selection of KPMG LLP as the independent registered public accounting firm of DermTech, Inc. for the fiscal year ending December 31, 2020; and 7. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof. The Board of Directors of the DermTech, Inc. recommends a vote “FOR” the nominee for director and “FOR” each proposal. If you do not specify herein how you want your shares to be voted, this proxy will be voted FOR the election of the director and FOR proposals 2, 3, 4, 5 and 6. Provided, however, that if you have shares of common stock that are not entitled to vote on proposal 4 and you do not specify herein how your shares are to be voted on proposal 4, any shares that are entitled to vote on proposal 4 will be voted FOR proposal 4, and any shares that are not entitled to vote on proposal 4 will be voted ABSTAIN on proposal 4. In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any postponements or adjournments of the meeting. If you wish to vote by telephone or Internet, please read the directions on the reverse side. Please separate carefully at the perforation and return just this portion in the envelope provided